Exhibit 10.11
Execution Version

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[**]” HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
Dated as of July 19, 2023
among
ARAMARK RECEIVABLES, LLC
as the Seller
and
ARAMARK SERVICES, INC.
as the Master Servicer
and
THE PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Administrative Agent

TABLE OF CONTENTS
Page
Section 1.1    Purchase and Sale of Receivable Interests    2
Section 1.2    Incremental Purchases.    4
Section 1.3    Reductions.    4
Section 1.4    Deemed Collections.    5
Section 1.5    Payment Requirements and Computations    6
Section 1.6    Divisions    6
Article II Payments and Collections    6
Section 2.1    Payments of Recourse Obligations    6
Section 2.2    Collections Prior to the Facility Termination Date.    7
Section 2.3    Application of Collections After the Facility Termination Date    8
Section 2.4    Payment Rescission    8
Section 2.5    Clean Up Call    8
Article III Commercial Paper Funding    9
Section 3.1    CP Costs    9
Section 3.2    Calculation of CP Costs    9
Section 3.3    CP Cost Payments    9
Section 3.4    Default Rate    9
Article IV Alternate Fundings and Liquidity Fundings    9
Section 4.1    Yield Calculation    9
Section 4.2    Yield Payments    10
Section 4.3    Special Provisions Applicable to the Term SOFR Reference Rate.    10
Section 4.4    Default Rate    12
Article V Representations and Warranties    12
Section 5.1    Representations and Warranties of the Seller    12
Section 5.2    Representations and Warranties of Master Servicer    16
Article VI Conditions Precedent    18
Section 6.1    Conditions Precedent to the Second Restatement Effective Date    18
Section 6.2    Conditions Precedent to All Purchases    18
Article VII Covenants    19
Section 7.1    Affirmative Covenants of the Seller    19
Section 7.2    Negative Covenants of the Seller    25
Section 7.3    Affirmative Covenants of the Master Servicer    27
Section 7.4    Negative Covenants of the Master Servicer    31
i

Article VIII Administration and Collection    32
Section 8.1    Designation of Master Servicer    32
Section 8.2    Duties of Master Servicer    33
Section 8.3    Collection Notices    34
Section 8.4    Responsibilities of the Seller    35
Section 8.5    Reports    35
Section 8.6    Servicing Fee    35
Section 8.7    Servicer Termination Events    35
Section 8.8    Remedies with respect to Servicer Termination Events    36
Article IX Amortization Events    37
Section 9.1    Amortization Events    37
Section 9.2    Remedies with respect to Amortization Events    39
Article X Indemnification    39
Section 10.1    Indemnities by Seller Parties    39
Section 10.2    Increased Costs and Reduced Return    42
Section 10.3    Other Costs and Expenses    42
Section 10.4    Taxes.    43
Article XI The Agents    44
Section 11.1    Authorization and Action.    44
Article XII Assignments and Participations    45
Section 12.1    Assignments and Participations by the Purchasers.    45
Section 12.2    Prohibition on Assignments by the Seller Parties    47
Article XIII Miscellaneous    47
Section 13.1    Waivers and Amendments.    47
Section 13.2    Notices    49
Section 13.3    Protection of Security Interest of Administrative Agent.    49
Section 13.4    Confidentiality.    50
Section 13.5    Bankruptcy Petition.    50
Section 13.6    Limitation of Liability.    50
Section 13.7    CHOICE OF LAW    51
Section 13.8    CONSENT TO JURISDICTION    51
Section 13.9    WAIVER OF JURY TRIAL    51
Section 13.10    Integration; Binding Effect; Survival of Terms.    51
Section 13.11    Counterparts; Severability; Section References    52
Section 13.12    Characterization.    52
Section 13.13    Patriot Act    53
Section 13.14    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    53
Section 13.15    Acknowledgement Regarding Any Supported QFCs    53

ii

Exhibits

Exhibit I        Definitions
Exhibit II    Form of Purchase Notice
Exhibit III    Jurisdictions of Organization; Federal Employer Identification Number(s); Organizational Identification Number(s); Other Name(s); Location of Contracts and Records
Exhibit IV    Lock-Boxes; Collection Accounts; Collection Banks
Exhibit V    Form of Compliance Certificate
Exhibit VI    [Reserved]
Exhibit VII    Form of Monthly Report
Exhibit VIII    Minimum Contract Requirements
Exhibit IX    Form of Reduction Notice
Exhibit X    [Reserved]
Exhibit XI    [Reserved]
Exhibit XII    Credit and Collection Policy
Exhibit XIII    Maximum Consolidated Secured Debt Ratio

Schedules

Schedule A    Documents Required On or Prior to the Second Restatement Effective Date
Schedule B    List of Originators
Schedule C    Fiscal Months
Schedule D     Purchaser Group Limits

iii

Exhibit 10.11
Execution Version

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
THIS SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of July 19, 2023 (as it may be amended, modified, waived, restated and/or replaced, this “Agreement”), is entered into by and among:
(a)    ARAMARK RECEIVABLES, LLC, a Delaware limited liability company (the “Seller”),
(b)    ARAMARK SERVICES, INC., a Delaware corporation (“ARAMARK” or the “Master Servicer”), as Master Servicer,
(c)    COÖPERATIEVE RABOBANK, U.A., NEW YORK BRANCH (in its individual capacity, “Rabobank”), as a committed purchaser and as purchaser agent for itself (together with its successors and assigns in such capacity, the “Rabobank Purchaser Agent”),
(d)    GTA FUNDING LLC (“GTAF”), as a conduit purchaser,
(e)    THE TORONTO-DOMINION BANK (in its individual capacity, “TD”), as a committed purchaser and as purchaser agent for itself and GTAF (together with its successors and assigns in such capacity, the “GTAF Purchaser Agent”),
(f)    MANHATTAN ASSET FUNDING COMPANY LLC (“Manhattan”), as a conduit purchaser,
(g)    SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), as a committed purchaser,
(h)    SMBC NIKKO SECURTIES AMERICA, INC. (“SMBC Nikko”), as purchaser agent for Manhattan and SMBC (together with its successors and assigns in such capacity, the “Manhattan Purchaser Agent”),
(i)    WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association (“Wells”), as purchaser agent for itself (together with its successors and assigns in such capacity, the “Wells Purchaser Agent”)
(j)    WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for each of the Committed Purchasers, the Conduit Purchasers and the Purchaser Agents (together with its successors and assigns in such capacity, the “Administrative Agent”),
Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.
PRELIMINARY STATEMENTS
This Agreement amends and restates in its entirety that certain Amended and Restated Receivables Purchase Agreement, dated as of January 26, 2007, among the Seller, the Master Servicer, the Wells Purchaser Group, the Rabobank Purchaser Group, TD, individually and as a Purchaser Agent, and the Administrative Agent, as such agreement has been amended, supplemented and otherwise modified from time to time before effectiveness hereof (the “Existing Agreement”).
On July 19, 2023 (the “Second Restatement Effective Date”), concurrently with the effectiveness of this Agreement:

(i)TD will assign its investment in the Invested Amount under the Existing Agreement to GTAF, GTAF will immediately refinance such investment with the proceeds of its Commercial Paper under this Agreement, become a Conduit Purchaser under this Agreement (collectively with TD, individually as a Committed Purchaser and as GTAF Purchaser Agent, the “GTAF Purchaser Group”), and
(ii)SMBC will join this Agreement providing a new $[**] Commitment and thereby becoming a Committed Purchaser hereunder and increasing the Purchase Limit to $600,000,000.00, Manhattan will become a new Conduit Purchaser under this Agreement and SMBC Nikko will join this Agreement and act as Manhattan Purchaser Agent (SMBC, Manhattan and the Manhattan Purchaser Agent, collectively, the “Manhattan Purchaser Group”).
Rabobank has been requested and is willing to act as the Rabobank Purchaser Agent on behalf of the Rabobank Purchaser Group in accordance with the terms hereof.
SMBC Nikko been requested and is willing to act as the Manhattan Purchaser Agent on behalf of the Manhattan Purchaser Group in accordance with the terms hereof, and each member of the Manhattan Purchaser Group hereby joins this Agreement in its respective capacity identified above.
TD has been requested and is willing to act as the GTAF Purchaser Agent on behalf of the GTAF Purchaser Group in accordance with the terms hereof. GTAF hereby joins this Agreement as a Conduit Purchaser.
Wells has been requested and is willing to act as Administrative Agent on behalf of the Secured Parties and their respective assigns and as Wells Purchaser Agent on behalf of the Wells Purchaser Group in accordance with the terms hereof.
The Seller hereby confirms its existing sale, assignment, transfer, conveyance and grant of a security interest in the Receivable Interest, to the Administrative Agent, for the benefit of the Purchaser Groups from time to time.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto consent to the each of the transactions described above in these Preliminary Statements and hereby agree that the Existing Agreement is hereby amended and restated in its entirety to read as set forth herein (and the foregoing Preliminary Statements are hereby made an integral part of this Agreement):
Article I

Purchase Arrangements
Section 1.1Purchase and Sale of Receivable Interests.
(a)In consideration for the receipt by the Seller of the Invested Amount, which the Seller hereby acknowledges and confirms, the Seller hereby sells, assigns, transfers and conveys to the Administrative Agent, for the benefit of the Purchaser Groups from time to time, the Receivable Interest, representing an undivided ownership interest in the Receivables and the associated Related Security and Collections.
(b)Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article VI), from time to time prior to the Facility Termination Date, the Seller may request that the Purchaser Groups increase their respective Purchaser Group Invested Amounts by making Incremental Purchases in accordance with their Pro Rata Shares; provided, however, that in lieu of an Incremental Purchase on the Second Restatement Effective Date, each of the Purchaser Groups (other than the Manhattan Purchaser Group) will sell to the member of the Manhattan Purchaser Group specified by the Manhattan Purchaser Agent, a portion of its outstanding investment in the Invested Amount, so that after giving effect thereto, the Purchaser Group Invested Amount of each of the Purchaser Groups represents its respective Pro Rata Share of the total Invested Amount. Thereafter, upon receipt of any Purchase Notice in accordance with Section 1.2, (i) each of Wells and Rabobank severally and not jointly agrees to make its Purchaser Group’s Pro Rata Share of such Purchase, (ii) each Conduit Purchaser may, in its sole discretion, make its Purchaser Group’s Pro Rata Share of such Purchase, and (iii) solely if a Conduit Purchaser or its Purchaser Agent notifies the Seller that such Conduit Purchaser declines to make its Purchaser Group’s Pro Rata Share of such Purchase, in whole or in part, such Conduit Purchaser’s related Committed Bank shall make such Purchase to the extent not made by such Conduit Purchaser; provided that no Purchase shall be made by any Purchaser if, after giving effect thereto, (i) the Invested Amount would exceed the lesser of (A) the Purchase Limit and (B) the Investment Limit for such date, (ii) such Purchaser Group’s Purchaser Group Invested Amount would exceed the related Purchaser Group Limit, or (C) the Receivable Interest would exceed 100%; and provided, further, that no Committed Purchaser shall make any Purchase hereinunder if, after giving effect thereto, its portion of the Invested Amount outstanding from it would exceed its Commitment.
It is the intent of each Conduit Purchaser to fund and maintain its investment in the Receivable Interest by the issuance of Commercial Paper (whether issued by such Conduit Purchaser or by a similarly-rated conduit managed by the same Purchaser Agent to which such Conduit Purchaser sells a participation in its investment in the Receivable Interest). If for any reason a Conduit Purchaser is unable, or determines that it is undesirable, to issue such Commercial Paper to fund or maintain its investment in the Receivable Interest, or that it is unable for any reason to repay such Commercial Paper upon the maturity thereof, such Conduit Purchaser will avail itself of a Liquidity Funding to the extent available, or the Committed Purchaser in such Conduit Purchaser’s Purchase Group will fund such investment in the Receivable Interest through an Alternate Funding.
(c)Each Committed Purchaser’s obligation hereunder shall be several, such that the failure of any Committed Purchaser to make payment to the Seller in connection with any Purchase hereunder shall not relieve any other Committed Purchaser of its obligation hereunder to make payment for any Purchase.
(d)The Seller may, upon at least ten (10) Business Days’ notice to each Purchaser Agent, terminate in whole or reduce in part, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $10,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof). Upon any such reduction in the Purchase Limit, each Purchaser Group Limit, and each Committed Purchaser’s Commitment, shall be reduced on a pro rata basis.

Section 1.2Incremental Purchases.
(a)The Seller shall provide each Purchaser Agent with at least two (2) Business Days’ prior written notice in a form set forth as Exhibit II of each Incremental Purchase (each, a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000 or a larger integral multiple of $100,000) and the Purchase Date (which, in the case of any Incremental Purchase after the initial Purchase hereunder, may, during any month that is not a Reduction Month, be on any Business Day, provided that there shall be no more than three (3) Incremental Purchases during any calendar month and during any Reduction Month, the date of any Incremental Purchase shall be the Settlement Date for such Reduction Month). Following receipt from the Seller of a Purchase Notice, each of the GTAF Purchaser Agent and the Manhattan Purchaser Agent will determine whether the Conduit Purchaser in its Purchaser Group will fund its Pro Rata Share of the requested Incremental Purchase through the issuance of Commercial Paper or through a Liquidity Funding, or whether the Committed Purchaser in its Group will fund all or any portion of its Purchaser Group’s Pro Rata Share of the Invested Amount as an Alternate Funding and, solely if the Conduit Purchaser in its Purchaser Group declines to fund its Pro Rata Share of the requested Incremental Purchase through the issuance of Commercial Paper, such Conduit Purchaser or its Purchaser Agent shall notify the Seller and the Administrative Agent of such fact.
(b)On each Purchase Date, upon satisfaction of the applicable conditions precedent set forth in Article VI, unless otherwise instructed in the applicable Purchase Notice, each Purchaser Group Agent shall deposit to the Facility Account an amount equal to its Purchaser Group’s Pro Rata Share of the requested Purchase Price; provided, however, that, so long as Wells’ on-line electronic platform or portal, C.E.O., is available for use by the Seller (or the Master Servicer, on the Seller’s behalf), the Wells Purchaser Group’s Pro Rata Share of the requested Purchase Price may not be funded until satisfactory completion of Wells’ call-back verification procedure unless the Wells Purchaser Group’s Pro Rata Share of the requested Purchase Price has also been entered by the Seller (or the Master Servicer, on the Seller’s behalf) on-line via Wells’ electronic platform or portal.
Section 1.3Reductions.
(a)Optional Reduction. The Seller shall provide each Purchaser Agent with prior written notice in conformity with the Required Notice Period (a “Reduction Notice”) of any proposed reduction of the Invested Amount, including as a result of any payment of a Required Reduction Payment. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of the Invested Amount shall occur (which date shall give effect to the applicable Required Notice Period) and (ii) the amount of the Invested Amount to be reduced (the “Aggregate Reduction”). Only one (1) Reduction Notice shall be outstanding at any time. On the Proposed Reduction Date, the Seller shall pay to each Purchaser Agent, on behalf of the related Purchaser Group, such Purchaser Group’s Pro Rata Share of the Aggregate Reduction, which shall be applied to reduce the Invested Amount of such Purchaser Group, together with any Broken Funding Costs.
(b)Required Reduction and Investment Limit.
(i)The Seller shall ensure that the Invested Amount at no time exceeds the lesser of (A) the Purchase Limit and (B) the Investment Limit. If at any time the Invested Amount exceeds the Investment Limit, the Seller shall, not later than two (2) Business Days after the first (1st) day such excess exists, pay to each Purchaser Agent, on behalf of the Related Purchaser Group, such Purchaser Group’s Pro Rata Share of an amount required to reduce the Related Purchaser Group Invested Amount, such that after giving effect to such payment from the Seller, the Invested Amount is less than or equal to the Investment Limit. With respect to reduction payments to be made during any Reduction Month, the Seller hereby agrees to make each Required Reduction Payment on each Reduction Amount Payment Date.
(ii)The Administrative Agent shall prepare and forward to the Seller quarterly no later than thirty (30) Business Days after the end of each fiscal quarter a Purchase

Availability Schedule, which shall set forth, among other things, each Reduction Month, each Reduction Amount Payment Date and the Reduction Percentage corresponding to each Reduction Month for the following twelve (12) month period.
(c)Reductions Based Upon Interim Settlement Reports. If, based upon any Interim Settlement Report delivered by the Master Servicer to the Agents in accordance with Section 8.5, the Invested Amount exceeds the least of the Purchase Limit, the Adjusted Investment Limit and the Investment Limit, the Seller shall be required to pay (in accordance with subsection (b) above) each Purchaser Agent, on behalf of the Related Purchaser Group, such Purchaser Group’s Pro Rata Share of an amount required to reduce the Related Purchaser Group Invested Amount, such that after giving effect to such payment from the Seller, the Invested Amount is less than or equal to the Investment Limit; provided that, if the Purchaser Agents, based on their reasonable business judgment, make a determination that the information set forth in other management reports provided by the Originators or the Seller provides evidence that there has not been a material decline in the activity of the Originators that would suggest a likely decline in Eligible Receivables as of the last day of the Fiscal Month related to such report then notwithstanding anything herein to the contrary, the Seller shall not be required to make the payment to reduce the Invested Amount described above.
Section 1.4Deemed Collections. If on any day:
(a)the Outstanding Balance of any Receivable is reduced as a result of any defective, rejected or returned goods or services, any cash discount or any other adjustment by the Master Servicer, any Originator or any Affiliate thereof, or as a result of any tariff or other governmental or regulatory action (including, without limitation, any tax, whether such tax is an income tax, sales tax or other tax, that is owed to any governmental entity by any Originator, the Performance Guarantor, the Master Servicer or any of their respective Affiliates), or
(b)the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or
(c)the Outstanding Balance of any Receivable is reduced on account of the obligation of the Seller, the Master Servicer, any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or
(d)the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than receipt of Collections or such Receivable becoming a Defaulted Receivable), or
(e)any of the representations or warranties of the Seller set forth in Section 5.1(g), (i), (j), (r), (s), (t) or (u) or the second sentence of paragraph (x) of Section 5.1 were not true when made with respect to any Receivable, or
(f)any Receivable is repurchased by the related Originator pursuant to the Receivables Sale Agreement, then, on such day, the Seller shall be deemed to have received a Collection of such Receivable in the case of clauses (a), (b), (c), (d) and (f) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and in the case of clause (e) above, in the amount of the Outstanding Balance of such Receivable as of the date on which such representation or warranty was made. Any such Collection deemed to have been received shall be applied in accordance with Section 2.2 or 2.3, as applicable.
Section 1.5Payment Requirements and Computations. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to any Purchaser Agent for the account of any Purchaser, they shall be paid to the related Purchaser Agent Account, for the benefit of the related Purchaser until otherwise notified by such Agent. Upon notice to the Seller, the Administrative Agent may debit the Facility Account for all amounts due and payable hereunder and distribute such amounts to the Purchaser Agents as provided by this Agreement. All computations of CP Costs, Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.
Section 1.6Divisions. For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Article II

Payments and Collections
Section 2.1Payments of Recourse Obligations
The Seller hereby promises to pay the following (collectively, the “Recourse Obligations”):
(a)all amounts due and owing under Section 1.3 or 1.4 on the dates specified therein;
(b)the fees set forth in the Fee Letter on the dates specified therein;
(c)all accrued and unpaid Yield on the portion of the Receivable Interest accruing Yield on each Settlement Date;
(d)all accrued and unpaid CP Costs on the portion of the Receivable Interest funded with Commercial Paper on each Settlement Date; and
(e)all Broken Funding Costs and Indemnified Amounts upon demand.
Section 2.2Collections Prior to the Facility Termination Date.
(a)Prior to the Facility Termination Date, any Deemed Collections received by the Master Servicer and all Collections received by the Master Servicer shall be set aside and held in trust by the Master Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Master Servicer prior to the Facility Termination Date, the Seller hereby requests and each Purchaser hereby agrees to make, subject to the terms and conditions set forth in the Agreement, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with the Purchasers’ Portion of the balance of each and every Collection received by the Master Servicer such that after giving effect to such Reinvestment, the Invested Amount of the Receivable Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Invested Amount immediately prior to such receipt. Notwithstanding the foregoing, the Master Servicer shall calculate the amounts accrued on each day with respect to all amounts payable to each Purchaser Group pursuant to Sections 2.2(b) and

2.2(c) and shall set such amounts aside from Collections and hold such amounts in trust for the Purchasers and such amounts shall not be subject to any Reinvestment.
(b)On each Settlement Date prior to the Facility Termination Date, the Master Servicer shall remit to each Purchaser Agent’s Account from the amounts set aside and held in trust during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) to the Aggregate Unpaids in the order specified:
first, to each Purchaser Agent for the benefit of the related Purchaser Group, for the ratable payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs (if any) that are then due and owing, second, to the accrued and unpaid Servicing Fee (so long as the Master Servicer is not ARAMARK or an Affiliate of ARAMARK),
third, to each Purchaser Agent for the benefit of the related Purchaser Group for the payment of all accrued and unpaid fees (if any) under the Fee Letter that are then due and owing, fourth, if required under Section 1.3 or 1.4, to each Purchaser Agent for the benefit of the related Purchaser Group, for the reduction of Invested Amount, fifth, to each Purchaser Agent for the benefit of the related Purchaser Group, for the ratable payment of all other unpaid Recourse Obligations, if any, that are then due and owing, sixth, to the accrued and unpaid Servicing Fee (so long as the Master Servicer is ARAMARK or an Affiliate of ARAMARK), and
seventh, the balance, if any, to the Seller for the making of a Reinvestment pursuant to Section 2.2(a).
Section 2.3Application of Collections After the Facility Termination Date. On the Facility Termination Date and on each day thereafter, the Master Servicer shall set aside and hold in trust, for the benefit of the Secured Parties, all Collections received on each such day. The Master Servicer shall calculate the amounts accrued on each day with respect to all amounts payable to each Purchaser Group pursuant to this Section 2.3 and shall set such amounts aside from Collections and hold such amounts in trust for the Purchasers. On and after the Facility Termination Date, the Master Servicer shall, on each Settlement Date and on each other Business Day specified by the Administrative Agent remit to each Purchaser Agent Account the amounts set aside pursuant to the immediately preceding sentence, and apply such amounts to reduce the Aggregate Unpaids as follows:
first, to each Purchaser Agent for the benefit of the related Purchaser Group, for the ratable payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs, second, to the accrued and unpaid Servicing Fee, to the extent that such amount does not exceed the amount in clause (i) of the definition of Servicing Fee (so long as the Master Servicer is not ARAMARK or an Affiliate of ARAMARK),
third, to each Purchaser Agent for the benefit of the related Purchaser Group for the payment of all accrued and unpaid fees under the Fee Letter,

fourth, to each Purchaser Agent for the benefit of the related Purchaser Group, such Purchaser Group’s Pro Rata Share of all remaining Collections for the reduction to zero of Invested Amount, fifth, to the reimbursement of each Agent’s costs of collection and enforcement of this Agreement, sixth, to each Purchaser Agent for the benefit of the related Purchaser Group, for the ratable payment of all other Aggregate Unpaids, seventh, to the accrued and unpaid Servicing Fee to the extent not paid in clause second above, and eighth, after the Final Payout Date, to the Seller.
Section 2.4Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the GTAF Purchaser Agent, the Manhattan Purchaser Agent, the Wells Purchaser Agent or the Rabobank Purchaser Agent, as the case may be, (for distribution to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus interest thereon at the Default Rate from the date of any such rescission, return or refunding.
Section 2.5Clean Up Call. In addition to the Seller’s rights pursuant to Section 1.3, the Seller shall have the right (after providing written notice to each Purchaser Agent in accordance with the Required Notice Period), at any time following the reduction of the Invested Amount to a level that is less than 10.0% of the original Purchase Limit, to repurchase all, but not less than all, of the then outstanding Receivable Interest. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser, the Administrative Agent or any Purchaser Agent.

Article III

Commercial Paper Funding
Section 3.1CP Costs. The Seller shall pay each Conduit Purchaser’s CP Costs with respect to the portion of the Invested Amount owned by such Conduit Purchaser that is funded through the issuance of Commercial Paper by such Conduit Purchaser. The portion of the Invested Amount that is funded by GTAF will accrue GTAF’s CP Costs each day based upon the percentage share that the portion of the Invested Amount in respect of the Receivable Interest represents in relation to all assets held by GTAF and funded substantially with related Pooled Commercial Paper. The portion of the Invested Amount that is funded by Manhattan will accrue Manhattan’s CP Costs each day based upon the percentage share that the portion of the Invested Amount in respect of the Receivable Interest represents in relation to all assets held by Manhattan and funded substantially with related Pooled Commercial Paper. All Aggregate Reductions shall be subject to Broken Funding Costs, as applicable.
Section 3.2Calculation of CP Costs. Not later than the third Business Day immediately preceding each Monthly Reporting Date, (a) the GTAF Purchaser Agent on behalf of GTAF shall calculate the aggregate amount of GTAF’s CP Costs applicable to the portion of the Invested Amount funded by GTAF’s Pooled Commercial Paper for the calendar month then most recently ended and shall notify the Seller of such aggregate amount, and (b) the Manhattan Purchaser Agent on behalf of Manhattan shall calculate the aggregate amount of Manhattan’s CP Costs applicable to the portion of the Invested

Amount funded by Manhattan’s Pooled Commercial Paper for the calendar month then most recently ended and shall notify the Seller of such aggregate amount.
Section 3.3CP Cost Payments. On each Settlement Date, the Seller shall pay to each of the GTAF Purchaser Agent and the Manhattan Purchaser Agent (in each case, for the benefit of its related Conduit Purchaser) an amount equal to all accrued and unpaid CP Costs of such related Conduit Purchaser in respect of the portion of the Invested Amount funded with Commercial Paper by such Conduit Purchaser for the calendar month then most recently ended in accordance with Article II.
Section 3.4Default Rate. From and after the occurrence of an Amortization Event, the portion of the Invested Amount funded by each Conduit Purchaser with Commercial Paper shall cease accruing CP Costs and shall begin to accrue Yield at the Default Rate.

Article IV

Alternate Fundings and Liquidity Fundings
Section 4.1Yield Calculation. Subject to Sections 4.3 and 4.4, the portion of the Invested Amount funded by a Liquidity Funding or an Alternate Funding, shall accrue Yield for each day at the applicable Yield Rate for such day. Not later than the third Business Day immediately preceding each Monthly Reporting Date, each Purchaser Agent on behalf of its Purchaser Group shall calculate the amount of Yield, if any, on its Purchaser Group Invested Amount for the calendar month then most recently ended and shall notify the Seller of such amount.
Section 4.2Yield Payments. On each Settlement Date, the Seller shall pay to each applicable Purchaser Agent, for the benefit of the applicable Purchaser or Purchasers in its Purchaser Group, an amount equal to the accrued and unpaid Yield on the applicable Purchaser Group Invested Amount for the calendar month then most recently ended in accordance with Article II.
Section 4.3Special Provisions Applicable to the Term SOFR Reference Rate.
(a)Illegality.
(i)Subject to the provisions set forth in Section 4.3(b) below, in the event that any change in market conditions or any Regulatory Change shall at any time after the date hereof, in the reasonable opinion of any Purchaser, make it unlawful or impractical for such Person to fund or maintain its portion of the Invested Amount (its “Investment”) or to determine or charge Yield at a rate based on the Term SOFR Reference Rate, such Purchaser shall give notice of such changed circumstances to the Administrative Agent and the Seller, and the Administrative Agent promptly shall transmit the notice to each Purchaser Agent and (y) in the case of any portions of such Purchaser’s Investment funded at a Yield Rate based on the Term SOFR Reference Rate that are outstanding, such portion of its Investment shall thereafter accrue Yield at the applicable Purchaser Agent’s Alternate Base Rate until such Purchaser determines in its reasonable discretion that it would no longer be unlawful or impractical to fund at a Yield Rate based on the Term SOFR Reference Rate.
(ii)If any Purchaser gives notice to the Administrative Agent and the Seller pursuant to Section 4.3(a)(i), such Purchaser shall be obliged, at the request of the Seller, to assign all of its rights and obligations hereunder to an Eligible Assignee nominated by the Seller willing to become a Purchaser party to this Agreement in the place of such notifying Purchaser; provided that the notifying Purchaser receives payment in full of all Aggregate Unpaids owing to it (whether due or accrued), and the replacement Purchaser executes and delivers all documents required by Section 12.1(b).
(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. (A) Notwithstanding anything to the contrary herein or in any other Transaction Document (and any Hedge Agreement shall be deemed not to be a “Transaction Document”), upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, the Administrative Agent and the Seller may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th)

Business Day (or such earlier time as may be agreed to in writing by the Administrative Agent and the Seller) after the Administrative Agent has posted such proposed amendment to the Purchaser Agents so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Purchaser Agents representing Committed Lenders with at least 50% of the Commitments (exclusive of Wells’ Commitment). No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.3(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Seller) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Seller and the Purchaser Agents of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark Replacement.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the affected Purchaser Agent of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will also promptly notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.3(b)(iv) and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any affected Purchaser(s) pursuant to this Section 4.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 4.3.
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including any rate based on the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent, in consultation with the Seller, may modify the definition of such Benchmark to exclude or replace such unavailable or non-representative tenor for any Benchmark settings at or after such time and (ii) if a tenor that was removed or replaced pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Seller, may modify the tenor specified in the definition of “Daily One Month Term SOFR” (or, if applicable, the definition of “interest period” or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any Purchase Notice given on the assumption that the entire Invested Amount would continue to accrue Yield at the then applicable Benchmark during such Benchmark Unavailability Period and, failing that, the requested Incremental Purchase will be made but will accrue Yield at the applicable Alternate Base Rate(s).
(vi)Committed Purchasers’ Yield Rates. The Yield Rate(s) applicable to each Committed Purchaser’s portion of the Invested Amount may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. None of the Agents or the Committed Purchasers warrants or accepts any responsibility for, and shall have any liability with respect to, the administration, submission, performance or any other matter related to any Yield Rate applicable to their Investments, or any replacement thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing Yield Rate being replaced prior to its discontinuance or unavailability.
Section 4.4Default Rate. From and after the occurrence of an Amortization Event, the entire Invested Amount shall accrue Yield at the Default Rate.

Article V

Representations and Warranties
Section 5.1Representations and Warranties of the Seller. The Seller hereby represents and warrants to each Agent and the Purchasers, as of the date hereof, as of the date of each Incremental Purchase and as of the date of each Reinvestment that:
(a)Existence and Power. Its jurisdiction of organization is correctly set forth in Exhibit III to this Agreement and it has not taken any action in connection with reorganization under the laws of any other jurisdiction. It is duly organized under the laws of such jurisdiction and is a “registered organization” as defined in the UCC in effect in such jurisdiction. It is validly existing and in good standing under the laws of its state of organization. It is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
(b)Power and Authority; Due Authorization, Execution and Delivery. Its execution and delivery of this Agreement and each other Transaction Document to which it is a party, its performance of its obligations hereunder and thereunder and its use of the proceeds of Purchases made hereunder, are within its corporate or entity powers and authority and have been duly authorized by all necessary corporate or entity action on its part. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by the Seller.
(c)No Conflict. The execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate its operating agreement, any law, rule or regulation applicable to it, any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on the assets of the Seller (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d)Governmental Authorization. Other than the filing of the financing statements required hereunder and any action required to be taken with respect to the Assignment of Claims Act and any equivalent state law in connection with any Receivable the Obligor of which is a Government Obligor, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by the Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(e)Actions, Suits. There are no actions, suits or proceedings (including, without limitation, any tax proceeding or dispute) pending, or to the best of the Seller’s knowledge, threatened, against or affecting it, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. It is not in default with respect to any order of any court, arbitrator or governmental body.
(f)Binding Effect. This Agreement and each other Transaction Document to which it is a party constitute the legal, valid and binding obligations of it enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)Accuracy of Information. All information heretofore furnished by it to any Agent or Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by it to such Agent or Purchaser will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(h)Use of Proceeds. No proceeds of any Purchase hereunder will be used for a purpose that violates, or would be inconsistent with, Section 7.2(e) or Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
(i)Good Title. It is the legal and beneficial owner of the Receivables and the Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect its ownership interest in each Receivable and, to the extent that its Collections and the Related Security constitute property in which a security interest may be created under Article 9 of the UCC and perfected by filing financing statements in the jurisdiction of organization of the Seller, in its Collections and the Related Security.
(j)Perfection. This Agreement is effective to create a valid security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the Purchased Assets to secure payment of the Aggregate Unpaids, free and clear of any Adverse Claim except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Purchased Assets to the extent that the Collections and the Related Security constitute property in which a security interest may be created under Article 9 of the UCC and perfected by filing financing statements in the jurisdiction of organization of the Seller. The Seller’s jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest’s obtaining priority over the rights of a lien creditor which respect to collateral.
(k)Jurisdiction of Organization; Federal Employer Identification Numbers, Organizational Identification Numbers and Locations of Records. The Seller’s jurisdiction of organization, Federal Employer Identification Number and organizational identification number, if any, are correctly set forth on Exhibit III. As of the Second Restatement Effective Date, the Seller keeps the Contracts and substantially all of its Records at the locations listed on Exhibit III.
(l)Collections. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. The Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement and the applicable Collection Account

Agreement, control of any Collection Account, or the right to take control of any such Collection Account at a future time or upon the occurrence of a future event. The Seller has not granted any Person, other than the applicable Collection Bank as contemplated by the applicable Collection Account Agreement and any related treasury management or lock-box service agreements referenced therein, access to any Lock-Box, or the right to gain access to any Lock-Box at a future time or upon the occurrence of a future event.
(m)Material Adverse Effect. Since March 31, 2023, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of the Seller, (B) the ability of the Seller to perform its obligations under the Transaction Documents, or (C) the collectability of the Receivables generally or any material portion of the Receivables.
(n)Names. The name in which the Seller has executed this Agreement is identical to the name of the Seller as indicated on the public record of its state of organization which shows the Seller to have been organized. In the past five (5) years, the Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and any other name listed on Exhibit III.
(o)Ownership of the Seller. Collectively, the Originators own, directly or indirectly, 100% of the issued and outstanding membership interests of the Seller, free and clear of any Adverse Claim. Such membership interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire membership interests of the Seller.
(p)Not an Investment Company; Volcker Rule. It is not (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute, or (ii) a “covered fund” under the Volcker Rule. In determining that the Seller is not a covered fund, the Seller does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act of 1940 or is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).
(q)Compliance with Law. It has complied in all respects with all applicable laws (including, without limitation, the Trading with the Enemy Act, as amended, each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and the Patriot Act), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
(r)Compliance with Credit and Collection Policy. It has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.
(s)Payments to Applicable Originator. With respect to each Receivable transferred to the Seller under the Receivables Sale Agreement, the Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
(t)Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(u)Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable as of any Cut-Off Date for the Calculation Period related to any Monthly Report was an Eligible Receivable on such Cut-Off Date .
(v)Purchase Limit and Investment Limit. Immediately after giving effect to each Purchase hereunder, the Invested Amount is less than or equal to the Purchase Limit, the Purchaser Group Invested Amount for each Purchaser Group is less than or equal to such Purchaser Group’s Purchaser Group Limit and the Invested Amount does not exceed the Investment Limit.
(w)Accounting. The manner in which the Seller accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the treatment of such transactions as true sales.
(x)Taxes. It has filed all tax returns and reports required by law to be filed by it and has paid all taxes and governmental charges due and owing, except any such taxes which are not yet owing or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books. It has paid all taxes and government charges due and owing with respect to the transfer of the Receivables to the Seller by the Originators.
(y)Minimum Net Worth. Its Net Worth is equal to or greater than the Required Capital Amount.
(z)Anti-Corruption and Sanctions Laws. The Seller and each of its Subsidiaries (if any) have implemented and maintain in effect policies and procedures reasonably designed to result in compliance by the Seller, its Subsidiaries (if any) and their respective directors, officers and employees while acting on behalf of the Seller or its Subsidiaries (if any) with Anti-Corruption Laws and applicable Sanctions. The Seller, its Subsidiaries (if any) and, to the knowledge of the Seller, their respective directors, officers and employees are in compliance with (i) Anti-Corruption Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (ii) applicable Sanctions in all material respects. None of (A) the Seller, any Subsidiary of the Seller or any of their respective directors or officers or (b) to the knowledge of the Seller, any employee or agent of the Seller or any such Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
Section 5.2Representations and Warranties of Master Servicer. The Master Servicer hereby represents and warrants to each Agent and the Purchasers as of the date hereof, as of the date of each Incremental Purchase and as of the date of each Reinvestment that:
(a)Existence and Power. Its jurisdiction of incorporation is correctly set forth in Exhibit III and it has not taken any action in connection with reorganization under the laws of any other jurisdiction. It is duly incorporated under the laws of such jurisdiction and is a “registered organization” as defined in the UCC in effect in such jurisdiction. It is validly existing and in good standing under the laws of its state of incorporation. It is duly qualified to do business and is in good standing as a foreign entity, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
(b)Power and Authority; Due Authorization, Execution and Delivery. Its execution and delivery of this Agreement and each other Transaction Document to which it is a party and its performance of its obligations hereunder and thereunder are within its corporate or entity powers and authority and have been duly authorized by all necessary corporate or entity action on its part. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by the Master Servicer.

(c)No Conflict. The execution and delivery by the Master Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate its certificate or articles of incorporation, or by-laws, any law, rule or regulation applicable to it, any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound or any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on the assets of the Master Servicer or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
(d)Governmental Authorization. Other than the filing of the financing statements required under the Transaction Documents and any action required to be taken with respect to the Assignment of Claims Act and any equivalent state law in connection with any Receivable the Obligor of which is a Government Obligor, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by the Master Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(e)Actions, Suits. There are no actions, suits or proceedings (including, without limitation, any tax proceeding or dispute) pending, or to the best of the Master Servicer’s knowledge, threatened, against or affecting it, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. It is not in default with respect to any order of any court, arbitrator or governmental body, except where such default could not reasonably be expected to have a Material Adverse Effect.
(f)Binding Effect. This Agreement and each other Transaction Document to which the Master Servicer is a party constitute the legal, valid and binding obligations of it enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)Accuracy of Information. All information heretofore furnished by it or any of its Affiliates to any Agent or Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby, is, and all such information hereafter furnished by it or any of its Affiliates to such Agent or Purchaser will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(h)Locations of Records. As of the Second Restatement Effective Date, the Master Servicer keeps the Contracts and substantially all of its Records at the locations listed on Exhibit III.
(i)Collections. The conditions and requirements set forth in Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Each field officer and other similar employees of the Master Servicer and any Subservicer are required to comply with the requirements of Section 7.3(g) and the Master Servicer has taken, or caused each Subservicer to take, all reasonable steps to ensure that such field officers and any other employees of the Master Servicer or any Subservicer comply with Section 7.3(g).
(j)Material Adverse Effect. Since March 31, 2023, other than the Transactions, no event has occurred that would have a material adverse effect on the financial condition or operations of the Master Servicer and its Subsidiaries or the ability of the Master Servicer to perform its obligations under this Agreement.

(k)Not an Investment Company. It is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(l)Compliance with Law. It has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
(m)Compliance with Credit and Collection Policy. True and correct copies of the Credit and Collection Policies with respect to it and the other Originators are attached hereto as Exhibit XII. It has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which each Agent has been notified in accordance with Section 7.3(a)(iv). The Credit and Collection Policy meets all commercially reasonable standards.
(n)Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable as of any Cut-Off Date for the Calculation Period related to any Monthly Report was an Eligible Receivable on such Cut-Off Date.
(o)Purchase Limit and Investment Limit. Immediately after giving effect to each Purchase hereunder, (i) the Invested Amount is less than or equal to the Purchase Limit, (ii) the Purchaser Group Invested Amount for each Purchaser Group is less than or equal to such Purchaser Group’s Purchaser Group Limit and (iii) the Invested Amount does not exceed the Investment Limit.
(p)Anti-Corruption and Sanctions Laws. The Master Servicer and each of its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to result in compliance by the Master Servicer, its Subsidiaries and their respective directors, officers and employees while acting on behalf of the Master Servicer or its Subsidiaries with Anti-Corruption Laws and applicable Sanctions. The Master Servicer, its Subsidiaries and, to the knowledge of the Master Servicer, their respective directors, officers and employees are in compliance with (i) Anti-Corruption Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and (ii) applicable Sanctions in all material respects. None of (A) the Master Servicer or its Subsidiaries or any of their respective directors or officers or (b) to the knowledge of the Master Servicer, any employee or agent of the Master Servicer or any such Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
Article VI

Conditions Precedent
Section 6.1Conditions Precedent to the Second Restatement Effective Date
Effectiveness of this Agreement shall be subject to the conditions precedent that (a) the Administrative Agent on behalf of the Agent and the Purchasers, shall have received on or before the Second Restatement Effective Date those documents listed on Schedule A hereto, and (b) each Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.
Section 6.2Conditions Precedent to All Purchases.
(a)Each Purchase shall be subject to the further conditions precedent that (i) in the case of each such Purchase, the Master Servicer shall have delivered to each Agent on or prior to the date of such Purchase, in form and substance satisfactory to the Agents, all Monthly Reports and Interim Settlement Reports as and when due under Section 7.3(a)(vii); (ii) each Agent shall have received such other approvals, opinions or documents as it may reasonably request; and (iii) on each Purchase Date, the following statements shall be true (and acceptance of the proceeds of such Purchase shall be deemed a representation and warranty by the Seller that such statements are then true):

(A)the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Purchase as though made on and as of such Purchase Date;
(B)no event has occurred and is continuing, or would result from such Purchase, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Purchase, that would constitute an Unmatured Amortization Event; and
(C)the Invested Amount does not exceed the Purchase Limit, the Purchaser Group Invested Amount for each Purchaser Group does not exceed such Purchaser Group’s Purchaser Group Limit and the Receivable Interest does not exceed 100%.
(b)It is expressly understood that each Reinvestment shall, unless otherwise directed by the Administrative Agent acting at the direction of the Required Purchaser Agents, occur automatically on each day that the Master Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of the Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment.
Article VII

Covenants
Section 7.1Affirmative Covenants of the Seller. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Seller hereby covenants as set forth below:
(a)Financial Reporting. It shall furnish or cause to be furnished to each Agent:
(i)Annual Reporting. Within ninety (90) days after the close of each fiscal years, its unaudited balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by its chief financial officer as presenting fairly, in all material respects, the financial position and results of operations of the Seller in accordance with GAAP.
(ii)Quarterly Reporting. Within forty-five (45) days after the close of the first three (3) fiscal quarters of each fiscal year, an unaudited balance sheet of the Seller as at the close of each such fiscal quarter and unaudited statements of earnings and cash flows for the Seller for the period from the beginning of such fiscal year to the end of such fiscal quarter, all certified by its chief financial officer as presenting fairly, in all material respects, its financial position and results of operations in accordance with GAAP, subject to normal year-end audit adjustments.
(iii)Reports of the Performance Guarantor. All quarterly and annual reports and any notices, shareholders statements, reports and any filings made by the Performance Guarantor to the S.E.C. provided to it by the Performance Guarantor under the Performance Undertaking.
(iv)Compliance Certificate. Together with the financial statements required under subclauses (a)(i) and (a)(ii) of this Section 7.1, a compliance certificate in substantially the form of Exhibit V signed by the Seller’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(v)Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agents or the Purchasers, copies of the same; provided that if any Purchaser or Purchaser Agent shall deliver any such notice or request, the Seller shall deliver a copy of such notice or request to the other Purchaser Agent for the benefit of the other Purchaser Group.

(vi)Litigation. Promptly upon knowledge thereof, notice of any litigation, investigation or proceeding affecting the Seller, the Master Servicer, any Originator, the Performance Guarantor or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
(vii)Reserved].
(viii)Performance Undertaking. Immediately upon the request by the Seller for and/or receipt by the Seller of any payment from the Performance Guarantor pursuant to the Performance Undertaking, notice of any such payment or request.
(ix)Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of the Seller as any Agent may from time to time reasonably request in order to protect the interests of the Agents and the Purchasers under or as contemplated by this Agreement including any information available to the Seller as any Purchaser may reasonably request in order to assist such Purchaser (or its related Funding Source, if any) in complying with its obligations under the European Union Capital Requirements Directive.
(b)Notices. The Seller will notify the Agents in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i)Amortization Events, Unmatured Amortization Events or Measurement Events. The occurrence of each Amortization Event, each Unmatured Amortization Event and each Measurement Event, by a statement of an Authorized Officer of the Seller.
(ii)Judgments and Proceedings. The entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against the Seller.
(iii)Material Adverse Effect. The occurrence of any other event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
(iv)Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.
(v)Notices under Receivables Sale Agreement. Copies of all notices delivered under the Receivables Sale Agreement.
(c)Compliance with Laws and Preservation of Corporate Existence. The Seller will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Seller will preserve and maintain its corporate or entity existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation or entity in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.
(d)Audits. The Seller will furnish to each Agent from time to time such information with respect to it and the Receivables as any Agent may reasonably request. The Seller will, from time to time during regular business hours as requested by any Agent upon reasonable notice and at the sole cost of the Seller, permit such Agent, or its agents or representatives (and shall cause each Originator to permit such Agent or its agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller relating to the Purchased Assets, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Seller’s financial condition or the Purchased Assets or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Seller having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, so long as no Amortization Event or Unmatured Amortization Event has occurred and is continuing each Review shall be conducted in conjunction with a Master Servicer Review and the Seller shall only be responsible for the costs and expenses of two (2) Reviews for each Purchaser Group (which shall be simultaneously conducted) in any one calendar year; provided, further, that no Agent will request more than four (4) Reviews in any one (1) calendar year.
(e)Marking of Records and Books. The Seller will (and will cause each Originator to) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to the Agents, describing the Administrative Agent’s security interest, for the benefit of the Secured Parties, in the Purchased Assets, upon the request of the Administrative Agent, with the consent of each Purchaser Agent, following the occurrence of an Amortization Event mark each Contract with a legend describing the Administrative Agent’s security interest and (iii) upon the request of the Administrative Agent, with the consent of each Purchaser Agent, following replacement of the Master Servicer pursuant to Section 8.8(b), deliver the original executed copy of each Contract to the Administrative Agent all Contracts relating to the Receivables.
(f)Compliance with Contracts and Credit and Collection Policy. The Seller will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
(g)Performance and Enforcement of Receivables Sale Agreement. The Seller will, and will require each Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to the Seller under the Receivables Sale Agreement. The Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, as the Seller’s assignee) under the Receivables Sale Agreement as the Agents may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.
(h)Ownership of Receivables and the Related Security. The Seller will (or will cause each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables and the Related Security purchased under the Receivables Sale Agreement irrevocably in the Seller, free and clear of any Adverse Claims (other than Adverse Claims in favor of the Administrative Agent, for the benefit of the Secured Parties) including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect the Seller’s interest in such Receivables and, to the extent that the Related Security constitutes property in which a security interest may be created under Article 9 of the UCC and perfected by filing financing statements in the jurisdictions of organization of the Seller, in the Related Security and such other action to perfect, protect or more fully evidence the interest of the Seller therein as the Agents may reasonably request) and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Receivables and, to the extent that the Related Security constitutes property in which a security interest may be created under Article 9 of the UCC and perfected by filing financing statements in the jurisdictions of organization of the Seller, in the Related Security, free and clear of any Adverse Claims, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Secured Parties) security interest in the Receivables and, to the extent that the Related Security constitutes property in which a security interest may be created under Article 9 of the UCC and perfected by filing financing statements in the jurisdictions of organization of the Seller, in the Related Security and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Secured Parties as the Agents may reasonably request.
(i)Reliance. The Seller acknowledges that the Agents and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon the Seller’s identity as a legal entity that is separate from the Master Servicer, the Performance Guarantor and each Originator. Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including, without limitation, all steps that the Agents or the Purchasers may from time to time reasonably request, to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of the Master Servicer, the Performance Guarantor and each Originator and any Affiliates thereof (other than the Seller) and not just a division of the Master Servicer, the Performance Guarantor or such Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller will:
(i)conduct its own business in its own name and require that all full-time employees of the Seller, if any, identify themselves as such and not as employees of the Master Servicer, the Performance Guarantor or any Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Seller’s employees);
(ii)compensate all employees, consultants and agents, if any, directly, from the Seller’s own funds, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of any Originator, the Master Servicer, the Performance Guarantor or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between the Seller and any Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to the Seller and such Originator or such Affiliate, as applicable;
(iii)clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any Originator, the Seller shall lease such office at a fair market rent;
(iv)have a separate telephone number, which will be answered only in its name and separate stationery and checks in its own name;
(v)conduct all transactions with any Originator, the Performance Guarantor and the Master Servicer (including, without limitation, any delegation of its obligations hereunder as the Master Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller, the Master Servicer, the Performance Guarantor or any Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;
(vi)at all times have an Independent Member with a Board of Directors, at least one member of which is an Independent Director;
(vii)observe all formalities as a distinct limited liability company entity, and ensure that all actions relating to (A) the dissolution or liquidation of the Seller or (B) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Seller, are duly authorized by unanimous vote of its members, including the Independent Member (which vote shall be authorized by a unanimous vote of the Board of Directors of the Independent Member (including the Independent Director));
(viii)maintain the Seller’s books and records separate from those of each Originator, the Performance Guarantor and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of such Originator, the Master Servicer, the Performance Guarantor or any Affiliate thereof;
(ix)prepare its financial statements separately from those of the Master Servicer, the Performance Guarantor, the Originators and insure that any consolidated financial statements of such Originator, the Master Servicer, the Performance Guarantor or any Affiliate thereof that include the Seller and that are filed with the S.E.C. or any other governmental agency have notes clearly stating that the Seller is a separate entity and containing all disclosures related thereto in accordance with GAAP and the requirements of the S.E.C.;
(x)except as herein specifically otherwise provided, maintain the funds or other assets of the Seller separate from, and not commingled with, those of any Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which the Seller alone is the account party, into which the Seller alone makes deposits and from which the Seller alone (or the Administrative Agent hereunder) has the power to make withdrawals;
(xi)pay all of the Seller’s operating expenses from the Seller’s own assets (except for certain payments by any Originator, the Master Servicer, the Performance Guarantor or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));
(xii)operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by the Transaction Documents; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, the incurrence of obligations under the Transaction Documents, and the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;
(xiii)maintain its operating agreement in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its operating agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.1(i);
(xiv)maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Administrative Agent;
(xv)maintain its separateness as an entity such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.
(xvi)maintain at all times the Required Capital Amount and refrain from making any dividend, distribution, redemption of membership interests or payment of any indebtedness which would cause the Required Capital Amount to cease to be so maintained; and
(xvii)take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Simpson Thacher & Bartlett LLP counsel for the Seller, in connection with the closing or initial Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.
(j)Collections. The Seller will cause (i) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (ii) each Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to the Purchased Assets are remitted directly to it (at a field office or otherwise), the Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within one (1) Business Day following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent and the Secured Parties. The Administrative Agent shall at all times have exclusive control (as defined in Section 9-104 or its successor section of the applicable jurisdiction’s UCC) over each Collection Account in accordance with the terms of the applicable Collection Account Agreement; provided, however, that prior to delivery of a Collection Notice to the applicable Collection Bank in accordance with Section 8.3, the Seller or the Master Servicer on its behalf will retain the right to direct the disposition of funds in the Collection Accounts in any manner that does not violate the terms of this Agreement. The Seller shall not grant the right to take control of any Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement and the applicable Collection Account Agreement, and the Seller shall not grant access to any Lock-Box except to a Collection Bank that has agreed to deposit the cash, checks and other instruments received therein to a Collection Account that is subject to a Collection Account Agreement.
(k)Taxes. The Seller will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, including without limitation all taxes and government charges due and owing by it with respect to the transfer of the Receivables to the Seller by the Originators, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of any Agent or Purchaser.
(l)Payment to Applicable Originator. With respect to any Receivable purchased by the Seller from any Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.
(m)Minimum Net Worth. It shall at all times maintain its Net Worth in an amount at least equal to the Required Capital Amount.
(n)Risk Retention. The Seller shall ensure that the Originators (i) retain a material net economic interest in the Receivables in an amount at least equal to the percentage required under, and in a manner permitted by, Article 6 of the Securitisation Regulation, (ii) do not sell, transfer or surrender all or part of the rights, benefits or obligations arising from such retained net economic interest, and (iii) do not allow such net economic interest to be subject to any credit risk mitigation or hedging, other than to the extent not prohibited by the Securitisation Regulation. The Seller shall promptly furnish to the Administrative Agent and to each Purchaser Agent for provision to each Purchaser in its Purchaser Group which is subject to the Securitisation Regulation such notices, information, documents, tapes, data, records or reports and information regarding such net economic interest, the transactions contemplated by the Transaction Documents, the Seller, the Originators and the credit quality and performance of the Receivables as such Purchaser (or a Purchaser Agent on its behalf) may from time to time reasonably request in order to enable such Purchaser to comply with its obligations under Article 5 of the Securitisation Regulation with respect to the transactions contemplated by the Transaction Documents but solely to the extent of information in the possession or under the control of the Seller and to the extent the same is not subject to a duty of confidentiality, and provided that the Seller shall not be required to take any action in accordance with, or in a manner contemplated by, Article 7 of the Securitisation Regulation. The Seller further represents and warrants that the Originators have not been established and do not operate for the sole purpose of securitising exposures.
Section 7.2Negative Covenants of the Seller. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Seller hereby covenants that:
(a)Change in Name, Status, Federal Employer Identification Number Organizational Identification Number, Jurisdiction of Organization. The Seller will not change (i) its name as it appears in official filings in the jurisdiction of its organization, (ii) its status as a “registered organization” (within the meaning of Article 9 of the UCC as in effect in any applicable jurisdiction), (iii) its Federal Employer Identification Number and its organizational identification number, if any, issued by its jurisdiction of organization or (iv) its jurisdiction of organization unless it shall have: (A) given the Agents at least forty-five (45) days’ prior written notice thereof; (B) at least ten (10) days prior to such change, delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Agents in connection with such change or relocation and (C) caused an opinion of counsel acceptable to the Agents to be delivered to the Agents that the Administrative Agent’s security interest is perfected and of first priority, such opinion to be in form and substance acceptable to the Agents in their sole discretion.
(b)Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), the Seller will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Account or a Lock-Box, an executed Collection Account Agreement with respect to such Collection Account or Lock-Box; provided, however, that the Seller may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box or Collection Account for which a Collection Account Agreement is in effect. If the Seller desires to close any Collection Account or Lock-Box covered by a Collection Account Agreement or terminate a Collection Account Agreement and such closure or termination requires the consent of the Administrative Agent, prior to delivery by the Administrative Agent of a Collection Notice to the applicable Collection Bank pursuant to such Collection Account Agreement in accordance with Section 8.3, the Administrative Agent shall promptly consent thereto. Schedule IV shall be deemed to be amended and restated to reflect the addition or termination of, or change in, any such Collection Bank and the related Collection Account and/or the addition or termination of, or change in, any such Lock-Box.
(c)Modifications to Character of Business, Credit and Collection Policy and Contracts. The Seller will not, and will not permit any Originator to, change the character of its business or make any change to the Credit and Collection Policy that would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables. The Seller will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than (i) in accordance with the Credit and Collection Policy, (ii) with respect to any aspect of the Contract not relating to any existing Receivable or the terms of any existing Receivable or (iii) otherwise with the prior written consent of the Agents.
(d)Sales, Liens. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Purchased Assets, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Administrative Agent, for the benefit of the Secured Parties, as provided for herein), and the Seller will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller or any Originator. The Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

(e)Use of Proceeds. The Seller will not use the proceeds of the Purchases for any purpose other than paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Intercompany Note (as defined in the Receivables Sale Agreement) to the extent permitted thereunder and under the Receivables Sale Agreement, paying its ordinary and necessary operating expenses when and as due, and making Restricted Junior Payments to the extent permitted under this Agreement. The Seller will not, and will not permit any of its directors, officers, employees and agents to, use the proceeds of the Purchases for the purpose of (A) offering, paying, promising to pay, or authorizing of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (B) funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.
(f)Facility Termination Date Determination. The Seller will not designate the Facility Termination Date, or send any written notice to any Originator in respect thereof, without the prior written consent of the Administrative Agent, except with respect to the occurrence of such Facility Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.
(g)Restricted Junior Payments. The Seller will not make any Restricted Junior Payment if after giving effect thereto, the Seller’s Net Worth would be less than the Required Capital Amount. From and after the occurrence of an Unmatured Amortization Event or an Amortization Event, the Seller will not make any Restricted Junior Payment.
(h)Seller Indebtedness. The Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Intercompany Note (as defined in the Receivables Sale Agreement), and (iii) other current accounts payable arising in the ordinary course of business and not overdue.
(i)Prohibition on Additional Negative Pledges. The Seller will not enter into or assume any agreement (other than this Agreement and the other Transaction Documents) (i) prohibiting the creation or assumption of any Adverse Claim upon the Purchased Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents or (ii) creating any Adverse Claim upon the Intercompany Note (as defined in the Receivables Sale Agreement).
(j)Net Pool Balance. At no time prior to the Facility Termination Date shall the Seller permit the Net Pool Balance to be less than an amount equal to the sum of (A) the Invested Amount and (B) the Required Reserve.
(k)Prohibition on Additional Activities. The Seller shall not engage in any activities other than those contemplated by this Agreement and the other Transaction Documents and such other activities are reasonably incidental hereto and thereto.
Section 7.3Affirmative Covenants of the Master Servicer. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Master Servicer hereby covenants as set forth below:
(a)Financial Reporting. The Master Servicer shall furnish or cause to be furnished to each Agent:
(i)Annual Reporting. Within ninety (90) days after the end of each fiscal year of the Master Servicer, the Master Servicer’s audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agents (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations of the Master Servicer and its consolidated subsidiaries on a consolidated basis in accordance with GAAP; provided, further that the obligation in this subclause (i) may be satisfied by furnishing the applicable audited financial statement of Holdings (or any direct or indirect parent of Holdings) or the Master Servicer’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K filed with the S.E.C. so long as (1) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Master Servicer and its Subsidiaries on a standalone basis, on the other hand and (2) such materials are accompanied by a report and opinion of KPMG LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Agents, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
(ii)Quarterly Reporting. Within forty-five (45) days after the end of the first three (3) fiscal quarters of each of fiscal year of the Master Servicer, the Master Servicer’s consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its chief financial officer, treasurer or controller as presenting fairly, in all material respects, the financial position and results of operations of the Master Servicer and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to the normal year-end audit adjustments; provided, however, that the obligation in this clause (ii) may be satisfied by furnishing the applicable unaudited financial statements of Holdings (or any direct or indirect parent of Holdings) or the Master Servicer’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-Q filed with the S.E.C. so long as to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Master Servicer and its Subsidiaries on a standalone basis, on the other hand.
(iii)Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agents or the Purchasers, copies of the same; provided that if any Purchaser or Purchaser Agent shall deliver any such notice or request, the Master Servicer shall deliver a copy of such notice or request to the other Purchaser Agent for the benefit of the other Purchaser Group.
(iv)Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a certificate of an Authorized Officer of the Master Servicer or the Originator, as the case may be, (A) describing such change or amendment, and (B) if such Credit and Collection Policy is a written Credit and Collection Policy, attaching a copy of such Credit and Collection Policy; provided, however, if any such proposed material change or amendment would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, the prior written consent of each Agent is required.
(v)Litigation. Promptly after any Authorized Officer of the Master Servicer obtains knowledge thereof, notice of the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Performance Guarantor or any of the Subsidiaries of the Performance Guarantor as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
(vi)Location of Records. On the last day of each fiscal quarter, a revised list setting forth each location where Records are kept; provided, however, prior to an Amortization

Event, a copy of such list need only be provided to the Administrative Agent, on behalf of the Secured Parties.
(vii)Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of the Master Servicer as any Agent may from time to time reasonably request in order to protect the interests of the Agents and the Purchasers under or as contemplated by this Agreement including any information available to the Master Servicer as any Purchaser may reasonably request in order to assist such Purchaser (or its related Funding Source, if any) in complying with its obligations under the European Union Capital Requirements Directive.
(b)Notices. The Master Servicer will notify the Agents in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i)Amortization Events, Unmatured Amortization Events or Measurement Events. The occurrence of each Amortization Event, each Unmatured Amortization Event and each Measurement Event, by a statement of an Authorized Officer of the Master Servicer.
(ii)Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
(iii)Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.
(iv)Defaults Under Other Agreements. The occurrence of a default or an event of default under any Material Financial Obligation of the Performance Guarantor, any Originator or the Master Servicer.
(v)Downgrade of Master Servicer. Any downgrade in the rating of any Indebtedness of the Master Servicer by S&P or Moody’s, setting forth the Indebtedness affected and the nature of such change.
(c)Compliance with Laws and Preservation of Corporate Existence. The Master Servicer will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Master Servicer will preserve and maintain its corporate or entity existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation or entity in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.
(d)Audits. The Master Servicer will furnish to each Agent from time to time such information with respect to it and the Receivables as any Agent may reasonably request. The Master Servicer will, from time to time during regular business hours as requested by any Agent upon reasonable notice and at the sole cost of the Master Servicer, permit such Agent, or its agents or representatives (and shall cause each Originator to permit such Agent or its agents or representatives): to examine and make copies of and abstracts from all Records in the possession or under the control of the Master Servicer relating to the Purchased Assets, including, without limitation, the related Contracts, and to visit the offices and properties of the Master Servicer for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Master Servicer’s financial condition or the Purchased Assets or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Master Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Master Servicer Review”); provided, however, that, so long as no Amortization Event or Unmatured Amortization Event has occurred and is continuing, each Master

Servicer Review shall be conducted in conjunction with a Review and the Master Servicer shall only be responsible for the costs and expenses of two (2) Master Servicer Reviews for each Purchaser Group (which shall be simultaneously conducted) in any one calendar year; provided, further, that no Agent will request more than four (4) Master Servicer Reviews in any one (1) calendar year.
(e)Keeping and Marking of Records and Books.
(i)The Master Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Master Servicer will (and will cause each Originator to) give each Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(ii)The Master Servicer will (and will cause each Originator to) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to the Agents, describing the Administrative Agent’s security interest, for the benefit of the Secured Parties, in the Purchased Assets, upon the request of the Administrative Agent, with the consent of each Purchaser Agent, following the occurrence of an Amortization Event mark each Contract with a legend describing the Administrative Agent’s security interest and upon the request of the Administrative Agent, with the consent of each Purchaser Agent, following the replacement of the Master Servicer pursuant to Section 8.8(b), deliver the original, executed copy of each Contract to the Administrative Agent relating to the Receivables.
(f)Compliance with Contracts and Credit and Collection Policy. The Master Servicer will (and will cause each Originator to) timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.
(g)Collections. The Master Servicer will cause all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and each active Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to the Purchased Assets are remitted directly to it or any of its Affiliates (at a field office or otherwise), the Master Servicer will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within one (1) Business Day following receipt thereof, and, at all times prior to such remittance, the Master Servicer will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent and the Secured Parties. The Master Servicer will take, or cause each Subservicer to take, all reasonable steps to ensure that all field officers and other similar employees of the Master Servicer and any Subservicer comply with this Section 7.3(g).
Section 7.4Negative Covenants of the Master Servicer. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Master Servicer hereby covenants that:
(a)Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), the Master Servicer will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to such Collection Account or Lock-Box; provided, however, that the Master Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box or Collection Account for which a Collection Account Agreement is in effect.
(b)Modifications to Character of Business, Credit and Collection Policy and Contracts. The Master Servicer will not, and will not permit any Originator to, change the character of its business or make any change to the Credit and Collection Policy that would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), the Master Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than (i) in accordance with the Credit and Collection Policy, (ii) with respect to any aspect of the Contract not relating to any existing Receivable or the terms of any existing Receivable or (iii) otherwise with the prior written consent of the Agents.
(c)Prohibition on Additional Negative Pledges. The Master Servicer will not enter into or assume any agreement (other than this Agreement and the other Transaction Documents) (i) prohibiting the creation or assumption of any Adverse Claim upon the Purchased Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents or (ii) creating any Adverse Claim upon the Intercompany Note (as defined in the Receivables Sale Agreement).
(d)Changes in Billing Practices. The Master Servicer will not, and will not permit any Originator to, make any change in the timing of its billing, which change would reasonably likely result in a materially larger aggregate dollar amount of Receivables being billed during the last week of any Fiscal Month or Calendar Month, as applicable, as compared to its historical practices.
Article VIII

Administration and Collection
Section 8.1Designation of Master Servicer.
(a)The servicing, administration and collection of the Receivables shall be conducted by the master servicer (the “Master Servicer”) so designated from time to time in accordance with this Section 8.1. ARAMARK is hereby designated as, and hereby agrees to perform the duties and obligations of, the Master Servicer pursuant to the terms of this Agreement. At any time after the occurrence of a Servicer Termination Event, the Administrative Agent may, or at the direction of the Required Purchaser Agents shall, designate as the Master Servicer any Person to succeed ARAMARK or any successor the Master Servicer. Each of the Originators named in the Receivables Sale Agreement has agreed pursuant to the Receivables Sale Agreement to act as subservicer for the purpose of performing certain duties and obligations with respect to all Receivables purchased by the Seller from such Originator pursuant to the terms of the Receivables Sale Agreement. In so acting as subservicer, each Originator shall comply with, and agrees to be bound by, all of the terms and provisions of this Agreement applicable to such Originator in the performance of its duties as subservicer.
(b)Without the prior written consent of each Agent, ARAMARK shall not be permitted to delegate any of its duties or responsibilities as the Master Servicer to any Person other than the Seller, any Originator pursuant to the terms of the Receivables Sale Agreement (each such Originator, a “Subservicer”) and with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. The Seller shall not be permitted to further delegate to any other Person (other than any Originator pursuant to the terms of the Receivables Sale Agreement) any of the duties or responsibilities of the Master Servicer delegated to it by ARAMARK. If at any time the Administrative Agent shall, pursuant to Section 8.1(a), designate as the Master Servicer any Person other than ARAMARK, all duties and responsibilities theretofore delegated by ARAMARK to each Originator may, be terminated forthwith on notice given by the Administrative Agent at the direction of the Required Purchaser Agents to ARAMARK, each Originator and to the Seller. Each Originator shall cease to act as subservicer upon the termination of ARAMARK as the Master Servicer pursuant to this Section 8.1(b), shall not be entitled to receive any Servicing Fee provided for herein, but shall be entitled to receive a monthly fee solely from the Master Servicer for each Calculation Period in respect of its duties as a Subservicer on each Settlement Date equal to the Servicing Fee Rate divided by twelve (12) multiplied by the aggregate Outstanding Balance of the Receivables that were subserviced by such Subservicer at the beginning of such Calculation Period and shall not be bound by, or deemed to have made, any of the representations, warranties or covenants in Article V except as expressly provided in the Receivables Sale Agreement.
(c)Notwithstanding the foregoing subsection (b), as long as ARAMARK is the Master Servicer: (i) ARAMARK shall be and remain primarily liable to the Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Master Servicer hereunder and (ii) each Agent and Purchaser shall be entitled to deal exclusively with ARAMARK in matters relating to the discharge by the Master Servicer of its duties and responsibilities hereunder. As long as ARAMARK is the Master Servicer, no Agent or Purchaser shall be required to give notice, demand or other communication to any Person other than ARAMARK in order for communication to the Master Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. ARAMARK, at all times that it is the Master Servicer, shall be responsible for providing any sub-servicers or other delegate of the Master Servicer with any notice given to the Master Servicer under this Agreement.
Section 8.2Duties of Master Servicer.
(a)The Master Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.
(b)The Master Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Master Servicer shall cause to be established and maintained one or more Lock-Boxes and Collection Accounts in the name of the Seller and shall execute, and obtain the applicable Collection Bank’s signature on, a Collection Account Agreement. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Master Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Master Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Administrative Agent may request that the Master Servicer, and the Master Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by each Purchaser and, at all times thereafter, the Seller and the Master Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.
(c)The Master Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Master Servicer shall set aside and hold in trust for the account of the Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Master Servicer shall, upon the request of Agents, segregate, in a manner acceptable to the Agents, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Master Servicer or the Seller prior to the remittance thereof in accordance with Article II. If the Master Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Master Servicer shall segregate and deposit with a bank designated by each Purchaser Agent such Purchaser Group’s allocable share of Collections of Receivables set aside for such Purchaser Group on the first Business Day following receipt by the Master Servicer of such Collections, duly endorsed or with duly executed instruments of transfer. The Master Servicer shall, from time to time at the request of any Agent or Purchaser, furnish to such Person (promptly after any such request) a calculation of the amounts set aside for the related Purchaser Group pursuant to Article II.
(d)Prior to an Amortization Event, the Master Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Master Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, the Administrative Agent, at the direction of the Required Purchaser Agents, shall have the absolute and unlimited right to direct the Master Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security; provided, however, if the Master Servicer is not ARAMARK, the Administrative Agent shall provide ARAMARK with written notice of any such direction by the Administrative Agent to the Master Servicer.
(e)The Master Servicer shall (x) hold in trust for the Seller, the Agents and the Purchasers all Records that evidence or relate to the Receivables, the related Contracts and Related Security or are otherwise necessary or desirable to collect the Receivables and (y) following notice from the Administrative Agent after the replacement of ARAMARK as the Master Servicer, as soon as practicable following such notice, deliver or make available to such Agent all such Records, at a place selected by the Administrative Agent.
(f)Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by each Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
(g)The Master Servicer shall monitor the billing of each Unbilled Receivable and the satisfaction of the requirements of each Unbilled Receivable that is reported as a Permitted Unbilled Receivable. The Master Servicer shall cause each Originator to bill all Unbilled Receivables in accordance with the most frequent billing period or cycle permitted by the related Contracts.
Section 8.3Collection Notices. At any time from and after the occurrence of an Amortization Event, an Unmatured Amortization Event or a Measurement Event, the Administrative Agent is authorized to, and, at the direction of any Purchaser Agent, shall, date and deliver to the Collection Banks the Collection Notices; provided, however, that if such Amortization Event, Unmatured Amortization Event or Measurement Event is no longer continuing at any time following the delivery of the Collection Notices, the Administrative Agent shall, if requested by the Seller and at the Seller’s sole cost and expense, take all reasonable actions required to allow the Seller and/or the Master Servicer to direct the disposition of funds in each Lock-Box and Collection Account with respect to which it has delivered a Collection Notice (subject to the continued enforceability of the related Collection Account Agreements); provided, further, that at any time thereafter, the right of the Seller and/or the Master Servicer to direct the disposition of funds in such Lock-Boxes and Collection Accounts shall remain subject to this Section 8.3 and the Administrative Agent shall be authorized to and, at the direction of the Required Purchaser Agents, shall, upon the occurrence of another Amortization Event, Unmatured Amortization Event or Measurement Event, date and deliver to the Collection Banks Collection Notices with respect to such Lock-Boxes and Collection Accounts. The Seller hereby transfers to the Administrative Agent for the benefit of the Secured Parties, effective when the Administrative Agent delivers such notice, the exclusive ownership of each Lock-Box and the Collection Accounts.. In case any authorized signatory of the Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled at any time after delivery of the Collection Notices, to endorse the Seller’s name on checks and other instruments representing Collections, at any time after the occurrence of an Amortization Event, to enforce the Receivables, the related Contracts and the Related Security and at any time after the occurrence of an Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent for the benefit of the Secured Parties rather than the Seller.
Section 8.4Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent, on behalf of the Secured Parties, of the Administrative Agent’s rights hereunder shall not release the Master Servicer, any Originator or the Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. Neither the Agents nor the Purchasers shall have any obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or any Originator thereunder.

Section 8.5Reports. The Master Servicer shall prepare and forward to each Agent (a) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein, (b) on the third Business Day of each week following the occurrence and during the continuance of a Measurement Event, an interim settlement report in form and substance satisfactory to each Agent (each, an “Interim Settlement Report”), which shall include the balance of the Receivables as of the opening of business on the first Business Day of the immediately preceding calendar week and billings and collections received during such calendar week and such other information related to the Receivables as the Agents may reasonably request, and (c) at such times as any Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.
Section 8.6Servicing Fee. As compensation for the Master Servicer’s servicing activities on their behalf, the Master Servicer shall be paid the Servicing Fee in arrears on each Settlement Date out of Collections.
Section 8.7Servicer Termination Events. The occurrence of any one or more of the following events shall constitute a servicer termination event (each, a “Servicer Termination Event”):
(a)The Master Servicer shall fail to make any payment or deposit required to be made by it under this Agreement when due and such failure continues for one (1) Business Day.
(b)Any representation, warranty, certification or statement made by the Master Servicer in this Agreement or in any other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made.
(c)The Master Servicer shall fail to perform or observe any covenant contained in Section 7.4 (other than the provisions of Section 7.4(d)).
(d)The Master Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as described in clauses (a), (b) or (c) of this Section 8.7, and such failure continues for fifteen (15) days after the earlier of (i) written notice thereof shall have been given by any Agent to the Master Servicer and (ii) an Authorized Officer of the Master Servicer shall have otherwise become aware of such failure.
(e)An Event of Bankruptcy shall occur with respect to the Master Servicer.
(f)As at the end of any Calculation Period:
(i)the average Delinquency Ratio for such Calculation Period and the two (2) Calculation Periods preceding such Calculation Period shall exceed 2.00%,
(ii)the average Default Ratio for such Calculation Period and the two (2) Calculation Periods preceding such Calculation Period shall exceed 2.00%, or
(iii)the average Dilution Ratio for such Calculation Period and the two (2) Calculation Periods preceding such Calculation Period shall exceed 6.75%;
(g)The Master Servicer shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(h)The Master Servicer shall fail to deliver when due any report required to be delivered by it under Section 8.5 and more than one (1) time during any twelve-month period, such failure continues for three (3) Business Days.
(i)There is entered against the Master Servicer or any of its Subsidiaries a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage, it being understood for purposes of this Agreement that the issuance of reservation of rights letter will not be considered a denial of coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days.

(j)An Amortization Event shall occur hereunder.
(k) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Master Servicer under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or the Master Servicer or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA (“Withdrawal Liability”) under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.
Section 8.8Remedies with respect to Servicer Termination Events. Upon the occurrence of a Servicer Termination Event, (a) the Administrative Agent (i) may, or upon the direction of the Required Purchaser Agents shall, replace the Person then acting as the Master Servicer and/or (ii) deliver the Collection Notices to the Collection Banks, and (b) an Amortization Event under Section 9.1 shall occur.

Article IX

Amortization Events
Section 9.1Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:
(a)The Seller or the Performance Guarantor shall fail to make any payment or deposit required to be made by it under the Transaction Documents when due and, to the extent such failure relates to any payment or deposit other than a payment or deposit in respect of the Invested Amount, such failure continues for more than one (1) Business Day.
(b)Any representation, warranty, certification or statement made by the Seller or the Performance Guarantor in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made.
(c)The Seller shall fail to perform or observe any covenant contained in Section 7.2 when due.
(d)The Seller shall fail to perform or observe any term, covenant or agreement under any Transaction Documents (other than as described in clauses (a), (c), (m) or (s) of this Section 9.1) and such failure shall continue for fifteen (15) days after the earlier of written notice thereof shall have been given by any Agent to the Seller and an Authorized Officer of the Seller shall have otherwise become aware of such failure.
(e)Any amount due under any Indebtedness of the Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(f)An Event of Default under Section 7.01(a) of the Credit Agreement shall occur and be continuing as a result of the failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), an Event of Default under Section 7.01(b) of the Credit Agreement shall occur and be continuing as a result of the breach of any covenant contained in 6.10 or 6.11 of the Credit Agreement or any other Event of Default under the Credit Agreement shall occur and result in the acceleration of all amounts owing under the Credit Agreement prior to scheduled maturity.
(g)An Event of Bankruptcy shall occur with respect to the Seller, any Originator, the Performance Guarantor or Holdings.
(h)As at the end of any Calculation Period:

(i)the average Delinquency Ratio for such Calculation Period and the two (2) Calculation Periods preceding such Calculation Period shall exceed 2.00%,
(ii)the average Default Ratio for such Calculation Period and the two (2) Calculation Periods preceding such Calculation Period shall exceed 2.00%,
(iii)the average Days Sales Outstanding for such Calculation Period shall exceed 55 days, or
(iv)the average Dilution Ratio for such Calculation Period and the two (2) Calculation Periods preceding such Calculation Period shall exceed 6.75%.
(i)A Change of Control shall occur.
(j) One or more final judgments for the payment of money in an aggregate amount of $18,600 or more shall be entered against the Seller or there is entered against the Performance Guarantor, the Master Servicer or any of their respective Subsidiaries (other than the Seller) a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage, it being understood for purposes of this Agreement that the issuance of reservation of rights letter will not be considered a denial of coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days.
(k)A “Termination Event” (as defined in the Receivables Sale Agreement) shall occur or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under the Receivables Sale Agreement.
(l)This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent, for the benefit of the Secured Parties, shall cease to have a valid and perfected first priority security interest in the Purchased Assets.
(m)On any Settlement Date, after giving effect to all payments received by the Purchaser Agents on such date and the application thereof to the Aggregate Unpaids in accordance with this Agreement, the Invested Amount is greater than the lesser of (A) the Purchase Limit and (B) the Investment Limit on such day, the Purchaser Group Invested Amount for any Purchaser Group is greater than such Purchaser Group’s Purchaser Group Limit or the Receivable Interest exceeds 100% for two (2) consecutive days.
(n)The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Purchased Assets and such lien shall not have been released within seven (7) days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Purchased Assets.
(o)An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Seller under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or the Seller or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.
(p)Any event shall occur which materially and adversely impairs the ability of any Originator to originate Receivables of a credit quality that is at least equal to the credit quality of the

Receivables sold or contributed to the Seller on the date of this Agreement or has, or could be reasonably expected to have, a Material Adverse Effect.
(q)The Seller or any Originator shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(r)The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Performance Guarantor, or the Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder.
(s)A Servicer Termination Event shall occur hereunder.
(t)The Performance Guarantor shall fail to perform or observe any term, covenant or agreement under the Performance Undertaking and such failure (other than a failure to make any payment required thereunder) shall continue for fifteen (15) days after the earlier of written notice thereof shall have been given by the Seller or an Agent to the Performance Guarantor and an Authorized Officer of the Performance Guarantor shall have otherwise become aware of such failure.
Section 9.2Remedies with respect to Amortization Events. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, or upon the direction of Committed Purchasers with Commitments representing more than 50% of the Aggregate Commitment shall, declare the Facility Termination Date to have occurred, whereupon Reinvestments shall immediately terminate and the Facility Termination Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to any Seller Party, the Facility Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, or upon the direction of the Required Purchaser Agents shall, take any of the following actions: deliver the Collection Notices to the Collection Banks, exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and notify Obligors of the Administrative Agent’s security interest, for the benefit of the Secured Parties, in the Receivables and other Purchased Assets. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

Article X

Indemnification
Section 10.1Indemnities by Seller Parties. Without limiting any other rights that the Agents or the Purchasers may have hereunder or under applicable law, (a) the Seller hereby agrees to indemnify (and pay upon demand to) each Agent, each Purchaser, each Liquidity Bank and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, costs, expenses, penalties and for all other amounts payable, including reasonable fees and disbursements of outside counsel (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Purchasers or any of their respective Liquidity Banks of an interest in the Receivables, and (b) the Master Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising as a result of any breach of a representation or warranty made by the Master Servicer (or any officers of the Master Servicer) under or in connection with this Agreement, any other Transaction Document, or any other information or report delivered by the Master Servicer pursuant hereto or thereto or any failure of the Master Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document or arising out of the Master Servicer’s activities as the Master Servicer hereunder; excluding, however, in all of the foregoing instances under the preceding clauses (a) and (b):
(i)Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(ii)Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
(iii)Taxes;
provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of any Purchaser to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Seller shall indemnify each Agent and Purchaser for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller or the Master Servicer) relating to or resulting from:
(i)any breach of a representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto;
(ii)the failure by the Seller, the Master Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii)any failure of the Seller, the Master Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
(v)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(vi)the commingling of Collections of Receivables at any time with other funds;
(vii)any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Purchase, the Purchased Assets or any other investigation, litigation or proceeding relating to the Seller, the Master Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)any Amortization Event of the type described in Section 9.1(g);
(x)any failure of the Seller to acquire and maintain legal and equitable title to, and ownership of any of the Purchased Assets from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Seller to give reasonably equivalent value to such Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;
(xi)any failure to vest and maintain vested in the Administrative Agent for the benefit of the Secured Parties, or to transfer to the Administrative Agent for the benefit of the Secured Parties, a valid first priority perfected security interest in the Purchased Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);
(xii)the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Purchased Assets, and the proceeds thereof, whether at the time of any Purchase or at any subsequent time;
(xiii)any action or omission by any Seller Party which reduces or impairs the rights of any Agent or the Purchasers with respect to any Purchased Assets or the value of any Purchased Assets;
(xiv)any attempt by any Person to void any Purchase or the Administrative Agent’s security interest, for the benefit of the Secured Parties, in the Purchased Assets under statutory provisions or common law or equitable action; and
(xv)the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.
Section 10.2Increased Costs and Reduced Return. If after the Second Restatement Effective Date, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change after the date hereof in any applicable law, rule or regulation, or any change after the date hereof in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a “Regulatory Change”): (a) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, (b) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (c) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the related Purchaser Agent, the Seller shall pay to such Purchaser Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted on July 21, 2010 and all requests, rules, guidelines or directives thereunder and

(y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or Canadian or United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued. For the avoidance of doubt, payments under this Section 10.2 in respect of increased taxes shall be without duplication of any Indemnified Taxes, Other Taxes or Excluded Taxes payable pursuant to Section 10.4.
Section 10.3Other Costs and Expenses. The Seller shall pay to each Agent and the Purchasers on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of such Person’s auditors auditing the books, records and procedures of the Seller, reasonable fees and out-of-pocket expenses of legal counsel for each Purchaser and Agent (which such counsel may be employees of such Purchaser or Agent) with respect thereto and with respect to advising such Purchaser or Agent as to their respective rights and remedies under this Agreement and fees and expenses related to rating agency review and approval incurred by any Conduit Purchaser and related to documentation, audits and due diligence. The Seller shall pay to each Purchaser Agent on demand any and all costs and expenses of such Purchaser Agent and the related Purchaser, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.
Section 10.4Taxes.
(a)Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Seller) requires the deduction or withholding of any Tax from any such payment by the Seller, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.4) the applicable Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)The Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the written request of the applicable Indemnified Party timely reimburse it for the payment of, any Other Taxes.
(c)The Seller shall indemnify each Indemnified Party, on the first Settlement Date which is at least 45 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 10.4) payable or paid by such Indemnified Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Indemnified Party will promptly notify the Seller of any event of which it has knowledge, which will entitle such Indemnified Party to compensation pursuant to this Section 10.4; provided, however, that failure of any Indemnified Party to demand indemnification for any Taxes shall not constitute a waiver of such right to indemnification, except that the Seller shall not be required to indemnify an Indemnified Party for Taxes under this Section 10.4 unless such Indemnified Party notifies the Seller of such claim no later than 45 days after such Indemnified Party has knowledge of such Taxes being imposed or arising. Any notice claiming compensation under this Section 10.4 shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error.
(d)Each Indemnified Party agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 10.4, including, subject to applicable law, a change in the funding office of such Indemnified Party; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Indemnified Party any material additional costs or imposes material legal or regulatory burdens, nor which, in such

Indemnified Party’s reasonable opinion, would have a material adverse effect on its business, operations or financial condition.
(e)If any Indemnified Party receives a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.4 (including by the payment of additional amounts pursuant to this Section 10.4), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Indemnified Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Seller, upon the request of such Indemnified Party, shall repay to such Indemnified Party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Indemnified Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the Indemnified Party be required to pay any amount to the Seller pursuant to this clause (e) the payment of which would place the Indemnified Party in a less favorable net after-Tax position than the Indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.
(f)If any Purchaser is entitled to an exemption from or reduction of withholding or backup withholding tax (“Withholding Tax”) with respect to any payments under any Transaction Document, it shall deliver to the Seller and Servicer, prior to the Settlement Date and as otherwise prescribed by applicable law or reasonably requested by the Seller, such valid, properly completed and duly executed forms, certificates, and documentation (including Internal Revenue Service Form W-8ECI, W-8BEN, W-8IMY, or W-9 or successor form of the foregoing) prescribed by applicable law or reasonably requested by Seller, Servicer or any applicable Agent as will permit such payments to be made without or at a reduced rate of withholding. Each Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by any applicable Agent or the Seller. Each Purchaser agrees to hold each Agent and the Seller harmless from any Withholding Taxes relating to payments by the Seller to such Purchaser or such Agent arising from such Purchaser’s failure to comply with this Section 10.4(f).
(g)If a payment made to any Purchaser, the Servicer or any Agent hereunder would be subject to U.S. federal Withholding Tax imposed by FATCA if such Purchaser, Servicer or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Purchaser, Servicer or Agent shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Tax Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that such Purchaser, Servicer or Agent has complied with such Purchaser’s, Servicer’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
Article XI

The Agents
Section 11.1Authorization and Action.
(a)Each Secured Party, on behalf of itself and its assigns, hereby designates and appoints Wells to act as its administrative agent under this Agreement and under each other Transaction Document, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents.
(b)Each Person in the Wells Purchaser Group, on behalf of itself and its assigns, hereby designates and appoints Wells to act as its purchaser agent under this Agreement and under each other Transaction Document, and authorizes the Wells Purchaser Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Wells Purchaser Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents.
(c)Each Person in the Rabobank Purchaser Group, on behalf of itself and its assigns, hereby designates and appoints Rabobank to act as its purchaser agent under this Agreement and under each other Transaction Document, and authorizes the Rabobank Purchaser Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Rabobank Purchaser Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents.
(d)Each Person in the GTAF Purchaser Group, on behalf of itself and its assigns, hereby designates and appoints TD to act as its purchaser agent under the GTAF Liquidity Agreement, this Agreement and under each other Transaction Document, and authorizes the GTAF Purchaser Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the GTAF Purchaser Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents.
(e)Each Person in the Manhattan Purchaser Group, on behalf of itself and its assigns, hereby designates and appoints SMBC Nikko to act as its purchaser agent under the Manhattan Liquidity Agreement, this Agreement and under each other Transaction Document, and authorizes the Manhattan Purchaser Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Manhattan Purchaser Agent by the terms of the Manhattan Liquidity Agreement, this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents.
Article XII

Assignments and Participations
Section 12.1Assignments and Participations by the Purchasers.
(a)Each of the parties hereto, on behalf of its successors and assigns, hereby agrees and consents to: (i) the complete or partial sale by Manhattan of all or any portion of its respective rights under, interest in, title to and obligations under this Agreement to the Manhattan Liquidity Bank(s) pursuant to the Manhattan Liquidity Agreement, regardless of whether such sale constitutes an assignment or the sale of a participation in such rights and obligations, and (ii) the complete or partial sale by GTAF of all or any portion of its respective rights under, interest in, title to and obligations under this Agreement to the GTAF Liquidity Bank(s) pursuant to the GTAF Liquidity Agreement, regardless of whether such sale constitutes an assignment or the sale of a participation in such rights and obligations.
(b)Any Committed Purchaser may at any time and from time to time assign to one or more Eligible Assignees (each, a “Purchasing Committed Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement substantially in the form of an LSTA assignment agreement for syndicated loans, mutatis mutandis (an “Assignment Agreement”), executed by such Purchasing Committed Purchaser and such selling Committed Purchaser; provided, however, that any assignment of any Committed Purchaser’s rights and obligations hereunder shall, if applicable, include a pro rata assignment of its rights and obligations under the Liquidity Agreement to which it is a party. Unless an Amortization Event has occurred and is continuing, the consent of the Seller shall be required prior to the effectiveness of any assignment in this Section 12.1(b), which consent shall not be reasonably withheld or delayed. If any Purchasing Committed Purchaser is not incorporated under the laws of the United States of America, or any state thereof, it shall deliver to the Administrative Agent on or prior to the date of the related Assignment Agreement, two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable. Upon delivery of an executed Assignment Agreement to the Administrative Agent, the selling Committed Purchaser shall be released from its obligations hereunder and, if applicable, under the Liquidity Agreement to which it is a party to the extent of such assignment. Thereafter, the Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party to this Agreement and, if applicable, the associated Liquidity Agreement and shall have all the rights and obligations of a Committed Purchaser hereunder and thereunder to the same extent as if it were an original party hereto and thereto and no further consent or action by the Administrative Agent or the Seller shall be required.
(c)Any Purchaser may, at any time in the ordinary course of its business, sell to one or more Persons (each, a “Participant”) participating interests in such Purchaser’s Commitment (if any) or any other interest of such Purchaser hereunder. Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such selling Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and the Seller Parties, the Administrative Agent and Wells, TD, SMBC or Rabobank, as applicable, shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 13.1(b)(i).
(d)Each Purchaser hereby agrees to give the Seller prompt notice of any assignment pursuant to this Section 12.1.
(e)Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without  limitation, its interest in any Receivable Interest and any rights to payment of Invested Amount and, as applicable, CP Costs or Yield) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller, any other Purchaser or any Agent; provided that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.
(f)Notwithstanding any other provision of this Agreement to the contrary, any Conduit Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, its interest in any Receivable Interest and any rights to payment of Invested Amount and, as applicable, CP Costs or Yield) under this Agreement to secure its Commercial Paper and/or its obligations under its Liquidity Agreement, without notice to or consent of the Seller, any other Purchaser or any Agent; provided that no such pledge or grant of a security interest shall release such Conduit Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Conduit Purchaser as a party hereto.
(g)Notwithstanding any other provision of this Agreement to the contrary, each of the Committed Purchasers may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Invested Amount and Yield) under this Agreement to secure obligations of such Person to a Federal Reserve Bank located in the United States of America, without notice to or consent of any other party hereto; provided that no such pledge or grant of a security interest shall release such Committed Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Committed Purchaser as a party hereto or to any Liquidity Agreement.

Section 12.2Prohibition on Assignments by the Seller Parties. No Seller Party may assign any of its rights or obligations under this Agreement without the prior written consent of each Agent.

Article XIII

Miscellaneous
Section 13.1Waivers and Amendments.
(a)No failure or delay on the part of any Agent or Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
(b)Subject to Section 4.3, no provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1(b). The Purchasers, the Seller, the Administrative Agent and each Purchaser Agent, at the direction of the related Required Purchaser Agents, may enter into written amendments, modifications or waivers of any provisions of this Agreement, provided, however, that no such amendment, modification or waiver shall:
(i)without the consent of Wells, (A) reduce any fee payable to the Administrative Agent or any fee, Yield, Indemnified Amounts or other amounts payable to the Wells Purchaser Agent, (B) change the definition of “Wells Alternate Base Rate,” or “Wells Purchaser Group Limit,” or (C) change the “Commitment” of Wells or (D) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (C) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or
(ii)without the consent of Rabobank, (A) reduce any fee, Yield, Indemnified Amounts or other amount payable to the Rabobank Purchaser Agent, (B) change the definition of “Rabobank Alternate Base Rate”(or any component thereof), or “Rabobank Purchaser Group Limit,” or (C) change the “Commitment” of Rabobank or (D) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (C) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or
(iii)without the consent of TD, (A) reduce any fee, Yield, CP Costs, Indemnified Amounts or other amounts payable to the GTAF Purchaser Agent or any member of the GTAF Purchaser Group, (B) change the definition of “TD Alternate Base Rate” (or any component thereof) or “GTAF Purchaser Group Limit,” (C) change the “Commitment” of TD or (D) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (C) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or
(iv)without the consent of SMBC Nikko and SMBC, (A) reduce any fee, Yield, CP Costs, Indemnified Amounts or other amounts payable to the Manhattan Purchaser Agent or any member of the Manhattan Purchaser Group, (B) change the definition of “SMBC Alternate Base Rate,” (or any component thereof), or of “Manhattan Purchaser Group Limit,” or (C) change the “Commitment” of SMBC or (D) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (C) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(v)without the consent of each Agent: (A) extend the date of any payment or deposit of Collections by the Seller or the Master Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) change the Invested Amount of the Receivable Interest, (D) amend, modify or waive any provision of the definition of Required Purchaser Agents or this Section 13.1(b), (E) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (F) change the definition of “Adjusted Dilution Ratio,” “Default Ratio,” “Delinquency Ratio,” “Default Ratio,” “Dilution Ratio,” Eligible Receivable,” “Facility Termination Date,” “Loss Reserve,” “Dilution Reserve,” “Purchase Limit,” “Yield Reserve,” “Servicing Reserve,” “Servicing Fee Rate,” “Required Reserve” or “Required Reserve Factor Floor,” (G) release either the Administrative Agent’s interest in the Receivable Interest or in all or substantially all of the Purchased Assets or any obligation of the Performance Guarantor under the Performance Undertaking or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or
(vi)without the written consent of the then Administrative Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Administrative Agent; or
(vii)without the written consent of the then Wells Purchaser Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Wells Purchaser Agent or any member of the Wells Purchaser Group; or
(viii)without the written consent of the then GTAF Purchaser Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the GTAF Purchaser Agent or any member of the GTAF Purchaser Group; or
(ix)without the written consent of the then Rabobank Purchaser Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Rabobank Purchaser Agent or any member of the Rabobank Purchaser Group or
(x)without the written consent of the then Manhattan Purchaser Agent, amend modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Manhattan Purchaser Agent or any member of the Manhattan Purchaser Group.
Section 13.2Notices. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, electronic mail, electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses, Email addresses or facsimile numbers set forth on the signature pages hereof or at such other address, Email address or facsimile number as such Person may hereafter specify to each of the other parties hereto for the purpose of notice. Each such notice or other communication shall be effective (i) if given by electronic facsimile transmission or electronic mail, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 13.2. The Seller hereby authorizes each Purchaser Agent to effect Purchases and Yield Rate selections based on telephonic notices made by any Person whom such Purchaser Agent in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to each Agent a written confirmation of each telephonic notice signed by an Authorized Officer of the Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by any Agent, the records of such Agent shall govern absent manifest error.
Section 13.3Protection of Security Interest of Administrative Agent.

(a)The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agents may request, to perfect, protect or more fully evidence the Administrative Agent’s security interest, for the benefit of the Secured Parties, in the Purchased Assets, or to enable the Agents or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time on or after the occurrence of any Amortization Event, the Administrative Agent may, and at the direction of either Purchaser Agent shall, direct the Seller or the Master Servicer to, notify the Obligors of Receivables, at the Seller’s expense, of the ownership or security interests of the Administrative Agent, for the benefit of the Secured Parties, under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. The Seller or the Master Servicer (as applicable) shall, at the Administrative Agent’s request, withhold the identities of the Agents and the Purchasers in any such notification.
(b)If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent, at the direction of the Purchaser Agents, may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 10.3. The Seller hereby authorizes the Administrative Agent to file financing statements and other filing or recording documents with respect to the Receivables and the Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of the Seller, in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interest of the Administrative Agent, for the benefit of the Secured Parties, hereunder. The Seller acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Administrative Agent, consenting to the form and substance of such filing or recording document, and the Seller approves, authorizes and ratifies any filings or recordings made by or on behalf of the Administrative Agent in connection with the perfection of the security interests in favor of the Administrative Agent.
Section 13.4Confidentiality.
(a)Each of the Seller Parties, the Purchasers and the Agents agrees that it will not disclose publicly or privately, and will otherwise keep confidential and use only as contemplated by, or in relation to transactions consummated pursuant to, the Transaction Documents, this Agreement and the other confidential or proprietary information with respect to each of the Seller Parties, the Purchasers and the Agents, respectively, and their respective businesses obtained by it or them in connection with the transactions contemplated by the Transaction Documents, including Monthly Reports, except that each of the Seller Parties, the Purchasers, the Liquidity Banks and the Agents, respectively, and its respective directors, officers, employees and advisors may disclose such information to such Seller Party’s, Purchaser’s, the Liquidity Bank’s or Agent’s outside accountants, consultants and attorneys, and as may be required by any applicable law, rule, regulation, or at the direction, request or order of any Governmental Authority or any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law).
(b)Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it to the Agents or any Purchaser by each other, by the Agents or any Purchaser to any prospective or actual assignee or participant of any of them and by any Purchaser and any Agent to any officers, directors, employees, outside accountants, attorneys, financial advisors or consultants of any of the foregoing; provided that each such Person is informed of the confidential nature of such information.
Section 13.5Bankruptcy Petition. The Master Servicer hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all Aggregate Unpaids, it will not institute against, or join any other Person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 13.6Limitation of Liability.
(a)EXCEPT WITH RESPECT TO ANY CLAIM ARISING OUT OF THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF ANY PURCHASER OR AGENT, NO CLAIM MAY BE MADE BY ANY SELLER PARTY OR ANY OTHER PERSON AGAINST SUCH PURCHASER OR AGENT OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH SELLER PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
(b)THE PROVISIONS OF THIS SECTION 13.6 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.
Section 13.7CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND EXCEPT TO THE EXTENT THAT ANY INTEREST OF THE ADMINISTRATIVE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE RECEIVABLE INTEREST, THE RECEIVABLES AND/OR THE RELATED SECURITY IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
Section 13.8CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY AGENT OR PURCHASER OR AFFILIATE OF ANY AGENT OR PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
Section 13.9WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERSWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER KNOWLINGLY AND VOLUNTARILY, AND (iv) IT HAS DECIDED TO ENTER INTO THIS AGREEMENT IN CONSIDERATION OF, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 13.10Integration; Binding Effect; Survival of Terms.
(a)This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b)This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This

Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made by any Seller Party pursuant to Article V and the indemnification and payment provisions of Article X, and Sections 13.4 and 13.5 shall be continuing and shall survive any termination of this Agreement.
(c)Each of the Seller Parties, the Purchasers and the Agents hereby acknowledges and agrees that the Liquidity Banks are hereby made express third party beneficiaries of this Agreement and each of the other Transaction Documents.
Section 13.11Counterparts; Severability; Section References.
(a)This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require any Agent to accept electronic signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent any Agent has agreed to accept any Electronic Signature, the Agents and each of the Purchaser shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Seller, the Master Servicer any other Seller Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Agent or any Purchaser, any Electronic Signature shall be promptly followed by a manually executed counterpart.
(b)Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
Section 13.12Characterization.
(a)It is the intention of the parties hereto that each Purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which Purchase shall provide the Purchasers with the full benefits of ownership of the Receivable Interest. Except as specifically provided in this Agreement, each sale of a portion of the Receivable Interest hereunder is made without recourse to the Seller; provided, however, that the Seller shall be liable to the Purchasers and the Agents for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, and such sale does not constitute and is not intended to result in an assumption by any Purchaser, Agent or any assignee thereof of any obligation of the Seller or any Originator or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of the Seller or such Originator.
(b)In addition to any ownership interest which the Administrative Agent or the Purchasers may from time to time acquire pursuant hereto, the Seller hereby grants to the

Administrative Agent, for the benefit of the Secured Parties, a valid security interest in all of the Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, each Collection Account Agreement, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Administrative Agent, on behalf of the Secured Parties, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
Section 13.13Patriot Act. Each Purchaser that is subject to the requirements of the Patriot Act hereby notifies the Seller that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow such Purchaser to identify the Seller in accordance with such Act.
Section 13.14Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 13.15Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States.

[signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.
ARAMARK RECEIVABLES, LLC,
as the Seller

By: /s/ James J. Tarangelo
Name: James J. Tarangelo
Title: Senior Vice President and Treasurer

Address:     2400 Market Street, 6th Floor
Philadelphia, PA 19103
Attention:     James J. Tarangelo, SVP and Treasurer
Telephone:     [**] Fax:         [**]
Email:        [**]

ARAMARK SERVICES, INC.,
as the Master Servicer

By: /s/ James J. Tarangelo
Name: James J. Tarangelo
Title: Senior Vice President and Treasurer

Address:    2400 Market Street, 6th Floor
        Philadelphia, PA 19103
Attention: James J. Tarangelo, SVP and Treasurer
Telephone: [**]
Fax:    [**]
Email:    [**]

COÖPERATIEVE RABOBANK U.A., as Rabobank Purchaser Agent and a Committed Purchaser

By: /s/ Christopher Lew
Name: Christopher Lew
Title:    Managing Director

By: /s/ Alina Kim
Name:    Alina Kim
Title:    Vice President

Address:

Rabobank
245 Park Avenue, 36th floor
New York, NY 10167
Attention: VCF -Transaction Management,
Telephone No. [**] Email: [**]

Rabobank Commitment:
$[**] (on the Second Restatement Effective Date)

[signatures continue on following page]

THE TORONTO-DOMINION BANK, individually, as a Committed Purchaser and as GTAF Purchaser Agent

By:/s/ Luna Mills
Name:    Luna Mills
Title:    Managing Director

Address for Notices:

TD Securities/Toronto-Dominion Bank
Name: ASG Asset Securitization
Address: 222 Bay Street
Suite/Floor: 7th Floor, Ernst and Young Tower
City/State/Zip: Toronto, Ontario, M5K1A2
Phone: [**]
Email:  [**]

With a copy to:

TD Securities/Toronto-Dominion Bank
Attn: ASG Operations
Address: 77 King Street West
TD North Tower, 25th Floor
City/State/Zip: Toronto, Ontario, M5K1A2
Phone: [**]
Email: [**]

TD Commitment: $[**] (on the Second Restatement Effective Date)

GTA FUNDING LLC, as a Conduit Purchaser

By /s/ _Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

Address for Notices:

GTA Funding LLC
68 South Service Road, Suite 120
Melville, NY 11747
Attention: Conduit Funding
Phone: [**]
Email:  [**]

With a copy to:

TD Securities/Toronto-Dominion Bank
Attn: ASG Operations
Address: 77 King Street West
TD North Tower, 25th Floor
City/State/Zip: Toronto, Ontario, M5K1A2
Phone: [**]
Email: [**]

SUMITOMO MITSUI BANKING CORPORATION, as a Committed Purchaser

By: /s/ Mohan Mahimtura
Name: Mohan Mahimtura
Title: Managing Director

Address for Notices:
Sumitomo Mitsui Banking Corporation
c/o SMBC Nikko Securities America, Inc.,
277 Park Avenue
New York, NY 20273
Attention: Randall Wernes
Phone: [**]
Email: [**]

With copies to:

Attention: Peter Nakhla
Phone: [**]
Email: [**]

and

Attention: Joseph Amoresano
Phone: [**]
Email: [**]

SMBC Commitment (as of the Second Restatement Effective Date): USD $[**]

MANHATTAN ASSET FUNDING COMPANY LLC, as a Conduit Purchaser

By: /s/ Irina Khaimova
Name: Irina Khaimova
Title: Vice President

Address for Notices:
Manhattan Asset Funding Company LLC
c/o SMBC Nikko Securities America, Inc.,
277 Park Avenue
New York, NY 20273
Attention: Randall Wernes
Phone: [**]
Email: [**]

With copies to:

Attention: Peter Nakhla
Phone: [**]
Email: [**]
and

Attention: Joseph Amoresano
Phone: [**]
Email: [**]

SMBC NIKKO SECURITIES AMERICA, INC., as Manhattan Purchaser Agent

By: /s/ Yukimo Konno
Name: Yukimo Konno
Title: Managing Director

Address for Notices:

SMBC Nikko Securities America, Inc.
277 Park Avenue
New York, NY 20273
Attention: Randall Wernes
Phone: [**]
Email: [**]

With copies to:

Attention: Peter Nakhla
Phone: [**]
Email: [**]

and

Attention: Joseph Amoresano
Phone: [**]
Email: [**]

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually, as a Committed Purchaser, as Wells Purchaser Agent and as Administrative Agent

By: /s/ Ryan Tozier
Name:        Ryan Tozier
Title:        Managing Director

Wells Fargo Bank, National Association
1100 Abernathy Rd., NE
16th Floor
Atlanta, GA 30328
Attention: Ryan Tozier
Fax No. [**]
Email: [**]

Wells Commitment: $[**] (as of Second Restatement Effective Date)

[end of signatures]

EXHIBIT I

DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
Adjusted Daily One Month Term SOFR: For purposes of any calculation on any date of determination, the rate per annum equal to the sum of (a) Daily One Month Term SOFR for such date plus (b) the Term SOFR Adjustment; provided that if Adjusted Daily One Month Term SOFR as so determined shall ever be less than the Floor, then Adjusted Daily One Month Term SOFR shall be deemed to be the Floor. For the avoidance of doubt, Adjusted Daily One Month Term SOFR shall change when and as the Term SOFR Reference Rate published by the Term SOFR Administrator changes.
Adjusted Dilution Ratio: As of any Cut-Off Date, the rolling average of the Dilution Ratios for the twelve (12) Calculation Periods then most recently ended including the Calculation Period ending on such Cut-Off Date.
Adjusted Investment Limit: For any Reduction Amount Payment Date, an amount equal to the excess, if any, of (i) the Investment Limit as of the Cut-Off Date for the Calculation Period immediately preceding the Reduction Month in which such Reduction Amount Payment Date occurs over (ii) the sum of the Reduction Amount Payments for such Reduction Amount Payment Date and each prior Reduction Amount Payment Date for such Reduction Month, if any.
Adjusted Reduction Amount Payment: For any Reduction Amount Payment Date, if the Adjusted Investment Limit for such Reduction Amount Payment Date (i) equals or exceeds the Purchase Limit, the Adjusted Reduction Amount Payment for such Reduction Amount Payment Date shall be zero and (ii) is less than the Purchase Limit, the Adjusted Reduction Amount Payment for such Reduction Amount Payment Date shall be the Reduction Amount for such Reduction Amount Payment Date; provided, however, if the Adjusted Investment Limit for the immediately prior Reduction Amount Payment Date exceeded the Purchase Limit and the Adjusted Investment Limit for the current Reduction Amount Payment Date is less than the Purchase Limit, then, notwithstanding the foregoing, the Adjusted Reduction Amount Payment for such Reduction Amount Payment Date shall be equal to the amount by which the Purchase Limit exceeds the Adjusted Investment Limit for such Reduction Amount Payment Date.
Administrative Agent: As defined in the preamble to this Agreement.
Adverse Claim: A lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
Affiliate: With respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
Agent(s): The Administrative Agent and/or each of the Purchaser Agents, as the context may require.

Aggregate Commitment: On any date of determination, the aggregate of the Commitments of the Committed Purchasers hereunder.
Aggregate Deposits: For any Calculation Period, the aggregate amount of Deposits retained by the Originators and/or the Master Servicer as of the Cut-Off Date for such Calculation Period.
Aggregate Reduction: As defined in Section 1.3.
Aggregate Unpaids: At any time, an amount equal to the sum of (i) the Invested Amount, plus (ii) all Recourse Obligations (whether due or accrued) at such time.
Agreement: As defined in the preamble to this Agreement.
Alternate Base Rate: For any day, the Wells Alternate Base Rate, the TD Alternate Base Rate, the Rabobank Alternate Base Rate or the SMBC Alternate Base Rate.
Alternate Funding: As to any Conduit Purchaser that declines to make its Purchaser Group’s Pro Rata Share of any Purchase, the portion thereof funded by the Committed Purchaser(s) in its Purchaser Group.
Amortization Event: As defined in Article IX.
Anti-Corruption Laws: All laws, rules, and regulations of any jurisdiction applicable to the Seller or its Subsidiaries (if any) from time to time concerning or relating to bribery or corruption.
ARAMARK: As defined in the preamble to this Agreement.
Assignment of Claims Act: The Assignment of Claims Act of 1986, as amended from time to time.
Authorized Officer: With respect to any Person, its president, vice president, corporate controller, treasurer or chief financial officer.
Available Tenor: As of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for Yield or interest calculated with reference to such Benchmark, in each case, that is or may be used for determining the tenor pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed pursuant to Section 4.3(b)(iv).
Bail-In Action: The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
Benchmark: Initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto occurs with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.3(b)(i).
Benchmark Replacement: With respect to any Benchmark Transition Event, the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
Benchmark Replacement Adjustment: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated trade receivables securitization facilities; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 4.3(a)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.
Benchmark Replacement Date: The earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
Benchmark Transition Event: The occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
Benchmark Transition Start Date: In the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
Benchmark Unavailability Period: The period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 4.3(b) and (y) ending at the time that a

Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 4.3(b).
BHC Act Affiliate: The meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
Broken Funding Costs: GTAF Broken Funding Costs or Manhattan Broken Funding Costs, as applicable.
Business Day: Any day on which banks are not closed or authorized or required to close in New York, New York, Atlanta, Georgia, or Philadelphia, Pennsylvania, and The Depository Trust Company of New York is open for business.
Calculated Weighted Average Payment Term: On any Cut-Off Date, the product of (a) 30, and (b) the Computed Weighted Average Payment Term for the Calculation Period ending on such Cut-Off Date.
Calculation Period: A Fiscal Month.
Cancelled Contract: From and after the occurrence and during the continuance of a Measurement Event, any Contract that has been identified by the Master Servicer as lost, terminated, cancelled, not renewed or in any similar fashion or category.
Capital Lease: A lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.
Change of Control: The earlier to occur of:
(a)the occurrence of a “Change of Control” as such term is defined in the Credit Agreement;
(b)the Seller ceasing to be a Wholly-Owned Direct Subsidiary (as defined in the Credit Agreement) of ARAMARK.
Closing Date: January 26, 2007.
Collection Account: Each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.
Collection Account Agreement: An agreement among the Master Servicer and/or one or more of its Affiliates, the Seller, the Administrative Agent and a Collection Bank, substantially in a form acceptable to the Administrative Agent, the applicable Collection Bank and any other parties thereto establishing the Administrative Agent’s control over one or more Collection Accounts.
Collection Bank: At any time, any of the banks holding one or more Collection Accounts.
Collection Notice: A notice in the form specified by a Collection Account Agreement from the Administrative Agent to a Collection Bank terminating the right of the Seller and the Master Servicer to direct the disposition of funds from a Collection Account.
Collections: With respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

Commercial Paper: Promissory notes of a Conduit Purchaser or another conduit managed by the same Purchaser Agent or one of its Affiliates that is a Participant in such Conduit Purchaser’s rights and obligations under this Agreement, in either case, that are issued in the commercial paper market.
Commitment: As to each Committed Purchaser, the amount set forth on the signature page hereto for such Committed Purchaser.
Committed Purchaser: Each of Rabobank, TD, SMBC and Wells.
Computed Weighted Average Payment Term: On any Cut-Off Date, the ratio of (a) the aggregate Outstanding Balance of all Receivables not past due on such Cut-Off Date, to (b) aggregate amount of Receivables generated by the Originators in the Calculation Period ending on such Cut-Off Date.
Conduit Purchaser: Each of GTAF and Manhattan.
Conforming Changes: With respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Calculation Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Seller, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, in consultation with the Seller, decides that the adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with the Seller, determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
Consolidated EBITDA: Has the meaning given the term “EBITDA” in the Credit Agreement; provided that all terms used in the definition of “EBITDA” in the Credit Agreement shall have the meanings given such terms in the Credit Agreement and all calculations with respect thereto shall be made in accordance with the Credit Agreement.
Contingent Obligation: Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.
Contract: With respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

Contract Guarantee Amount: The amount by which an Originator is obligated to pay an Obligor of a Receivable pursuant to the related Contract upon the satisfaction of certain conditions related to any increased efficiency generated as a result of the rendering of services by such Originator.
Corresponding Tenor: With respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
Contract Guarantee Reserve: For any Determination Period the highest Contract Guarantee Amount during the twelve (12) Calculation Periods ending on the Cut-Off Date immediately preceding the first day of such Determination Period.
Covered Entity: Any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
CP Costs: GTAF CP Costs, Manhattan CP Costs or both, as the context may require.

Credit Agreement: That certain Credit Agreement, dated as of March 28, 2017, among ARAMARK, ARAMARK Canada Ltd., ARAMARK Investments Limited, ARAMARK International Finance, S.À.R.L., ARAMARK Ireland Holdings Limited, ARAMARK Limited, ARAMARK Regional Treasury Europe, Designated Activity Company, ARAMARK Holdings GmbH & Co. KG, ARAMARK International Finance S.À.R.L., ARAMARK Intermediate Holdco Corporation, each subsidiary of ARAMARK that, from time to time, becomes a party thereto, as Borrowers, the other Guarantors from time to time party thereto , the lenders and issuing banks from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended through Amendment No. 12 thereto dated June 22, 2023.
Credit Agreement Compliance Certificate: Each “Compliance Certificate” (as defined in the Credit Agreement), a copy of which is required to be delivered to each Purchaser Group Agent by the Performance Guarantor pursuant to the provisions of the Performance Undertaking.
Credit and Collection Policy: The credit and collection policies and practices, written or otherwise, of the Master Servicer and the Originators, relating to Contracts and Receivables existing on the Second Restatement Effective Date, as modified from time to time in accordance with this Agreement.
Cut-Off Date: For any (i) Calculation Period, the last day of a Calculation Period and (ii) any interim settlement report required to be delivered pursuant to Section 6.2(a)(i)(B), the date agreed to by the Seller and the Agents.
Daily One Month Term SOFR: For any day, the Term SOFR Reference Rate for a one-month tenor published by the Term SOFR Administrator on such day, provided, however, that if, as of 5:00 p.m. (New York City time) on such day, the Term SOFR Reference Rate for a one-month tenor has not been published by the Term SOFR Administrator, then Daily One Month Term SOFR will be the Term SOFR Reference Rate for a one-month tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to the day of determination. For the avoidance of doubt, Daily One Month Term SOFR shall change when and as the Term SOFR Reference Rate published by the Term SOFR Administrator changes.
Days Sales Outstanding: For any Calculation Period, an amount equal to the product of (x) 91, and (y) the amount obtained by dividing (i) the aggregate Outstanding Balance of Receivables as of the Cut-Off Date for such Calculation Period, by (ii) the aggregate amount of Receivables created during such Calculation Period and the two (2) Calculation Periods immediately preceding such Calculation Period.
Deemed Collections: Collections deemed received by the Seller under Section 1.4(a).
Default: Any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default under the Credit Agreement.
Default Horizon Ratio: As of any Cut-Off Date, the decimal equivalent of a fraction, the numerator of which is (i) the aggregate amount of Receivables generated by the Originators during the four (4) Calculation Periods ending on such Cut-Off Date (including the Calculation Period ending on such Cut-Off Date), and the denominator of which is (ii) the Net Pool Balance as of such Cut-off Date; provided, however, that if the Calculated Weighted Average Payment Term as of such Cut-Off Date exceeds 30, then the numerator will be increased by the aggregate amount of Receivables generated by the Originators during the fifth Calculation Period prior to such Cut-Off Date times the Weighted Average Payment Term Adjuster.
Default Rate: For any Purchaser Group, means a rate per annum equal to the sum of (i) the Alternate Base Rate for such Purchaser Group plus (ii) 2.00%, changing when and as such Alternate Base Rate changes.
Default Ratio: For any Calculation Period, the percentage equivalent of a fraction, the numerator of which is (i) the total amount of Receivables which became Defaulted Receivables during such Calculation Period, and the denominator of which is (ii) the aggregate amount of Receivables generated by the Originators during the Calculation Period occurring five (5) months prior to such Calculation Period.
Default Right: Has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
Defaulted Obligor: From and after the occurrence of a Measurement Event, an Obligor as to which 35% or more (by aggregate Outstanding Balance) of the Receivables owing from such Obligor to any Originator are Defaulted Receivables.
Defaulted Receivable: A Receivable that is not a Post-Petition Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which, consistent with the Credit and Collection Policy, would be written off the Seller’s books as uncollectible; (iii) as to which payments have been extended, or the terms of payment thereof rewritten, other than as permitted by Section 8.2(c); or (iv) as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment.
Delinquency Ratio: For any Calculation Period, the percentage equivalent of a fraction, the numerator of which is (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables on the Cut-Off Date for such Calculation Period and the denominator of which is (ii) the aggregate Outstanding Balance of all Receivables on the Cut-Off Date for such Calculation Period.

Delinquent Receivable: A Receivable as to which any payment, or part thereof, remains unpaid for 91-120 days from the original due date for such payment.
Deposit: Any payment by an Obligor to an Originator not in respect of any Receivable owing at the time of such payment.
Deposit Reserve: For any Determination Period, a dollar amount equal to the Aggregate Deposits as of the Cut-Off Date immediately preceding the first day of such Determination Period; provided, however, that where the aggregate amount of Deposits from an Obligor exceeds the aggregate Outstanding Balance of Receivables owing from such Obligor, the Master Servicer may limit the amount of such Obligor’s Deposits included in the Deposit Reserve to a percentage thereof (to be agreed upon by the Seller Parties and each Agent) that will not be less than 100% of the aggregate Outstanding Balance of such Obligor’s Receivables so long as (i) the Master Servicer can demonstrate the manner of computation of such Deposits and Outstanding Balance, (ii) each Agent is reasonably satisfied with the Master Servicer’s computational methodology, and (iii) the Administrative Agent’s field examiners are able to substantiate such computations.
Deposit Reserve Allowance: For any day during any Determination Period, an amount equal to the lesser of (i) 50% of the Deposit Reserve for such Determination Period and (ii) 60% of the Net Required Reserve for such day during such Determination Period; provided, however, that at any time while (x) the rating of any of ARAMARK’s long-term Indebtedness by S&P is BB or lower, by Moody’s is Ba2 or lower, or (y) any such rating is withdrawn, and in either case any Purchaser Agent has directed the Administrative Agent to reduce or revoke this allowance, then, from and after the sixth (6th) Business Day following Seller’s receipt of written notice of such reduction or revocation from the Administrative Agent, the “Deposit Reserve Allowance” shall equal, as applicable, the reduced amount or $0 as specified in such written notice. (For the avoidance of doubt, (x) in the event that multiple Purchaser Agents direct the Administrative Agent to give notice of a reduction and their notices to the Administrative Agent specify different reduction amounts, the Administrative Agent shall give notice to Seller of a reduction to the lowest amount specified by any Purchaser Agent, and (y) a Purchaser Agent’s notice to the Administrative Agent of a revocation shall be the same as a notice of a reduction to $0).
Designated Obligor: Any Obligor described in the bottom row of the chart in the definition of “Obligor Concentration Limit” and any Obligor on any Other Government Receivable.
Determination Period: Each period beginning on a Monthly Reporting Date and ending on the day immediately preceding the next Monthly Reporting Date.
Dilution: The amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).
Dilution Horizon Ratio: As of any Cut-Off Date, the decimal equivalent of a fraction, the numerator of which is (i) the aggregate dollar amount of Receivables generated by the Originators for the most recent Settlement Period (or such other number of days as the Administrative Agent shall reasonably determine to be appropriate in respect of the performance of the Receivables at such time following any audit conducted pursuant to Section 7.1(d) and/or any consultation with the Seller Parties as to the calculation of such amount in connection with the Receivables following the completion of such an audit) and the denominator of which is (ii) the Net Pool Balance as of such Cut-Off Date.

Dilution Ratio: For any Calculation Period, the percentage equivalent of a fraction, the numerator of which is (i) the total amount of decreases in Outstanding Balances due to Dilutions during such Calculation Period, and the denominator of which is (ii) the aggregate dollar amount of Receivables generated by the Originators during such Calculation Period (or with respect to other Calculation Period as the Administrative Agent shall reasonably determine to be appropriate in respect of the performance of the Receivables at such time following any audit conducted pursuant to Section 7.1(d) and/or any consultation with the Seller Parties as to the calculation of such amount in connection with the Receivables following the completion of such an audit); provided, however, that for the Calculation Periods ending April 30, 2020, May 31, 2020 and June 30, 2020, the actual Dilution Ratios computed pursuant to the foregoing shall each be reduced by 33-1/3%.
Dilution Reserve: For any Determination Period, the product (expressed as a decimal) of:
(i)    the sum of (A) 2.50 times the decimal equivalent of the Adjusted Dilution Ratio as of the most recent Cut-Off Date, plus (B) the Dilution Volatility Component as of the most recent Cut-Off Date, and
(ii)    the Dilution Horizon Ratio as of the most recent Cut-Off Date.
Dilution Volatility Component: As of any Cut-Off Date, the product of (i) the difference between (A) the highest rolling three-Calculation-Period average Dilution Ratio occurring during the twelve (12) Calculation Periods then most recently ended (including the Calculation Period ending as such Cut-Off Date) and (B) the Adjusted Dilution Ratio as of such Cut-Off Date, and (ii) the decimal equivalent of a fraction, the numerator of which is equal to the highest rolling three-Calculation-Period average Dilution Ratio occurring during the twelve (12) Calculation Periods then most recently ended (including the Calculation Period ending as such Cut-Off Date) and the denominator of which is the Adjusted Dilution Ratio as of such Cut-Off Date.
Dollar: The U.S. Dollar.
Downgraded Liquidity Bank: A Liquidity Bank which has been the subject of a Downgrading Event.
Downgrading Event: With respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P or (ii) P-1 by Moody’s.
EEA Financial Institution: (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country: Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
EEA Resolution Authority: Any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

EU Bail-In Legislation Schedule: The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
Electronic Signature: An electronic sound, symbol, or process attached to or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
Eligible Assignee: A commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its holding company’s) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s.
Eligible Originator: Any direct or indirect wholly-owned Subsidiary of ARAMARK with respect to which the Administrative Agent has received satisfactory opinions of counsel (i) concerning the existence of a “true sale” of the Receivables and the proceeds thereof from such Originator to the Seller under the Receivables Sale Agreement, (ii) concerning the inapplicability of the doctrine of substantive consolidation of the Seller and in connection with any bankruptcy proceeding involving such Originator, (iii) to the effect that the Seller has obtained a valid and perfected ownership or security interest in such Originator’s Receivables and the Administrative Agent is satisfied that such Originator’s Receivables are subject to no other Adverse Claims, except as otherwise permitted under the Transaction Documents and (iv) as to enforceability of the Transaction Documents against such Originator, corporate matters and such other matters as any Agent may reasonably request.
Eligible Receivable: At any time, a Receivable:
(i)    the Obligor of which (A) either (i) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States or (ii) is a Government Obligor, and (B) is not an Affiliate of any of the Seller Parties, the Performance Guarantor or any Originator.
(ii)    which is not a Defaulted Receivable and the Obligor of which is not a Defaulted Obligor,
(iii)    which is not a Delinquent Receivable,
(iv)    which either (x) has been billed to the Obligor thereon and by its terms is due and payable within thirty (30) days of the original billing date therefor or (y) is a Permitted Unbilled Receivable; provided, however,(1) up to 40% of the Receivables, in the aggregate, originated by an Originator due and payable within between 31 and 60 days of the original billing date therefor shall be deemed “Eligible Receivables” if such Receivables otherwise satisfy all requirements of this definition, and (2) up to 2.5% of the Receivables, in the aggregate, originated by an Originator due and payable within between 61 and 90 days of the original billing date therefor shall be deemed “Eligible Receivables” if such Receivables otherwise satisfy all requirements of this definition,
(v)    the original term of which has not been extended,
(vi)    as to which perfection of the Administrative Agent’s security interest therein is governed by the laws of a jurisdiction where the UCC is in force, and which is an “account” or a “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,
(vii)    which is denominated and payable only in United States dollars in the United States,
(viii)    which arises under a Contract which satisfies the minimum contract requirements set forth on Exhibit VIII or otherwise approved by the Administrative Agent in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, subject to no dispute, offset, counterclaim or other defense (other than with respect to any Deposit),
(ix)    which arises under a Contract that (i) does not require the consent of the Obligor thereunder to assign such Receivable and (ii) does not contain a confidentiality provision that purports to restrict the ability of the Purchasers or any Agent to exercise their respective rights under this Agreement, including, without limitation, its right to review the Contract,
(x)    the sale of an undivided interest in which does not contravene or conflict with any law,
(xi)    which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,
(xii)    which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectability of such Receivable,
(xiv)    which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,
(xv)    which was generated in the ordinary course of the applicable Originator’s business,
(xvi)    which arises under a Contract solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not under any Joint Venture Contract,
(xvii)    as to which the Administrative Agent (at the direction of the Purchaser Agents) has not notified the Seller that the Purchaser Agents have determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agents,

(xviii)    which is not, on the date eligibility is determined, subject to any dispute, counterclaim, right of rescission, set-off, or any other defense (other than with respect to any Deposit but including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected, or defective goods returned, in accordance with the terms of the related Contract); provided, however,(i) so long as no Measurement Event is in effect, the remaining unpaid balance on any partially paid invoice as reported by the Servicer in any Monthly Report shall be deemed an “Eligible Receivable” if such unpaid balance otherwise satisfies all requirements of this definition and (ii) following the occurrence of a Measurement Event, such unpaid balance on any partially paid invoice shall not be deemed an “Eligible Receivable”,
(xix)    as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by such Obligor,
(xx)    as to which each of the representations and warranties in this Agreement and the Transaction Documents is true and correct,
(xxi)    all right, title and interest to and in which has been validly transferred by the applicable Originator directly to the Seller under and in accordance with the Receivables Sale Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim,
(xxii)    which is not a Post-Petition Receivable, and
(xxiii)    following the occurrence and continuation of a Measurement Event, does not arise under a Cancelled Contract.
ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
ERISA Event: (i) Any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by Holdings, the Performance Guarantor or any other member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by Holdings, the Performance Guarantor or any other member of the ERISA Group from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by Holdings, the Performance Guarantor or any other member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by Holdings, the Performance Guarantor or any other member of the ERISA Group of any notice, or the receipt by any Multiemployer Plan from Holdings, the Performance Guarantor or any other member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.
ERISA Group: Holdings, the Performance Guarantor, any Subsidiary of Holdings or the Performance Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Performance Guarantor or any Subsidiary thereof, are treated as a single employer under Section 414 of the Tax Code.
European Union Capital Requirements Directive: Articles 404-410 of the Capital Requirements Regulation No. 575/2013 of the European Parliament and of the Council of 26 June 2013, as the same may be amended or re-enacted from time to time, and any related guidelines and regulatory technical standards or implementing technical standards published by the European Banking Authority and adopted by the European Commission. References herein to the European Union Capital Requirements Directive or to any Article or other provision thereof shall include (i) any corresponding law or rule in effect in any country in the European Economic Area and applicable (directly or indirectly) to Rabobank (and, for the avoidance of doubt, references thereto shall also include any related directive given by an applicable Governmental Authority to Rabobank or any Affiliate of Rabobank or in relation to any investments or exposures to risk in connection with the transactions contemplated by the Transaction Documents), and (ii) any amendments to the foregoing and any order, instrument or  regulation made or issued under the European Union Capital Requirements Directive or any of the foregoing.
Excluded Taxes: (i) Net income taxes, franchise taxes (imposed in lieu of net income taxes) and backup withholding taxes, in each case imposed on any Indemnified Party as a result of a present or former connection between that Indemnified Party (including any applicable lending office or by virtue of principal office, organization or incorporation) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Indemnified Party having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (i) above, (iii) any Taxes that result from any Purchaser’s failure to comply with the requirements of Section 10.4(f) or Section 10.4(g), (iv) in the case of any Purchaser, any withholding Taxes that are imposed on amounts payable to such. Purchaser pursuant to a law in effect at the time such Purchaser becomes a party to this Agreement or such Purchaser changes the applicable lending office with respect to this Agreement and (v) any Taxes under FATCA.
Event of Bankruptcy: Shall be deemed to have occurred with respect to a Person if either:
(i)    a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii)    such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.
Event of Default: As defined in the Credit Agreement.
Excess Liquidity: As of any date, the amount available to be borrowed by the Performance Guarantor on such date under the Credit Agreement.
Exchange Act: The Securities Exchange Act of 1934, as amended.
Existing Agreement: As defined in the Preliminary Statements hereof.
Existing Debt: As defined in the Credit Agreement.
Facility Account: The Seller’s account no. [**].
Facility Termination Date: The earliest to occur of (i) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any Seller Party, (ii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, (iii) the date which is thirty (30) Business Days after the Administrative Agent’s receipt of written notice from the Seller that it wishes to terminate the facility evidenced by this Agreement, and (iv) the Scheduled Termination Date.
FATCA: Section 1471 through 1474 of the Tax Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such Sections, regulations and interpretations) any agreements entered into pursuant to section 1471(b)(1) of the Tax Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of the foregoing.
Federal Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
Federal Funds Rate: For any period, the Wells Federal Funds Rate, the TD Federal Funds Rate, the SMBC Federal Funds Rate and the Rabobank Federal Funds Rate.
Federal Reserve Bank: A regional bank of the Federal Reserve System, the central banking system of the U.S., created by the Federal Reserve Act of 1913.
Federal Reserve Board: The Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

Federal Government Receivable: Any Receivable the Obligor of which is a federal agency, branch or other federal governmental entity or authority or otherwise subject to an annual budget appropriation from the United States Congress (including, by way of example, departments of the federal government such as the United States Department of State and the United States Department of Defense), branches of the federal government (including, by way of example, divisions or other sub-units of a department of the federal government such as the Naval Research Laboratory) and agencies of the federal government and commissions thereof established by the United States Congress (including, by way of example, the United States Nuclear Regulatory Commission and the Federal Deposit Insurance Corporation).
Fee Letter: The Seventh Amended and Restated Fee Letter, dated as of July 19, 2023 by and among the Seller, each of the Purchasers and the Agents, as the same may be amended, restated or otherwise modified from time to time.
Final Payout Date: The date on which all Aggregate Unpaids have been paid in full and the Purchase Limit has been reduced to zero.
Finance Charges: With respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
First Reduction Amount Payment Date: With respect to any Reduction Month, the day that is identified in the related Purchase Availability Schedule as the “First Reduction Amount Payment Date, which shall be the Settlement Date occurring in such Reduction Month.
Fiscal Month: A fiscal month of the Performance Guarantor and its Subsidiaries ending on the date specified in Schedule C.
Fitch: Fitch, Inc.
Floor: 0%.
Funding Agreement: (i) This Agreement, (ii) the Liquidity Agreements and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of any Purchaser.
Funding Source: (i) Any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Purchaser.
GAAP: Generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.
Government Obligor: Any Obligor of Federal Government Receivables or Other Government Receivables.
Governmental Authority: The government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any court or arbitrator and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

GTAF: As defined in the Preamble to this Agreement.
GTAF Broken Funding Costs: For the portion of the Invested Amount funded by GTAF which (i) is reduced without compliance by the Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by GTAF to its Liquidity Bank(s) under its Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the GTAF CP Costs or Yield (as applicable) that would have accrued during the remainder of the tranche periods for Commercial Paper determined by the GTAF Purchaser Agent to relate to such portion of the Invested Amount (as applicable) including and subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of such portion of the Invested Amount if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the income, if any, actually received during the remainder of such period by the holder of such portion of the Invested Amount from investing the amount of such reduction. All GTAF Broken Funding Costs shall be due and payable hereunder upon demand.
GTAF CP Costs: For each day for GTAF on which it holds any portion of the Invested Amount funded with its Commercial Paper, (i) discount or interest accrued on its Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase or financing facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of GTAF’s Broken Funding Costs related to the prepayment of any investment of GTAF pursuant to the terms of any receivable purchase or financing facilities funded by GTAF substantially with Pooled Commercial Paper. In addition to the foregoing costs, if the Seller shall request any Purchase during any period of time determined by GTAF or the GTAF Purchaser Agent in its sole discretion, to result in incrementally higher CP Costs applicable to such Purchase, the principal associated with GTAF’s Pro Rata Share of any such Purchase shall, during such period, be deemed to be funded by GTAF in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal.
GTAF Liquidity Agreement: Any liquidity agreement now or hereafter in effect between the GTAF Liquidity Bank(s) and GTAF that pertains, in whole or in part, to GTAF’s investments now or hereafter made in the Invested Amount.
GTAF Liquidity Bank(s): TD and its successors and assigns.
GTAF Purchaser Agent: As defined in the preamble to this Agreement.
GTAF Purchaser Agent Account: [**].
GTAF Purchaser Group: As defined in the Preliminary Statements of this Agreement.

GTAF Purchaser Group Limit: On any date of determination, the amount set forth under the heading “GTAF Purchaser Group Limit” in the table on Schedule D, as such amount may be reduced from time to time pursuant to Section 1.1(c).
GTAF Purchaser Group Portion: At any time, the percentage equivalent of a fraction, the numerator of which is equal to the Purchaser Group Invested Amount with respect to the GTAF Purchaser Group and the denominator of which is equal to the Invested Amount.
Guarantee: By any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
Hedge Agreement: (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
Holdings: Aramark (formerly known as ARAMARK Holdings Corporation).
Incremental Purchase: An increase in the Invested Amount of the Receivable Interest.
Indebtedness: Of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities, (vi) all noncontingent obligations of such Person to reimburse any other Person for amounts which have been drawn under a letter of credit or similar instrument, (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (such Indebtedness to have a principal amount, for purposes of determinations under this Agreement, not exceeding the net unencumbered carrying value of such asset under GAAP), and (viii) all Indebtedness of others Guaranteed by such Person (such Indebtedness to have a principal amount, for purposes of determinations under this Agreement, not exceeding the portion of such Indebtedness Guaranteed by such Person).
Indemnified Amounts: As defined in Section 10.1.
Indemnified Party: As defined in Section 10.1.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes
Independent Director: A natural person (i) who is not at any time of determination, and has not been at any time during the five (5) years preceding such date of determination: (A) a director, officer, employee or Affiliate of ARAMARK, any Originator or any of their respective Subsidiaries or Affiliates (other than the Seller), or (B) the beneficial owner of any of the outstanding equity interests of the Seller, any Originator, or any of their respective Subsidiaries or Affiliates; and (ii) who (A) has not less than two (2) years’ experience in serving as an independent director for special purpose vehicles engaged in securitization and/or structured financing and (B) is employed by AMACAR Group, LLC, Lord Securities Corporation, Global Securitization Services, Organization Services, Inc., a subsidiary of Wilmington Trust, or CSC Entity Services, LLC).
Independent Member: A member of the Seller who is a corporation formed under the laws of the State of Delaware and is managed by a board of directors that has at least one Independent Director. An Independent Member may serve in similar capacities for other “special purpose” entities formed by ARAMARK, the Performance Guarantor, any Originator or any of their respective Affiliates.
Interim Settlement Report: As defined in Section 8.5.
Invested Amount: With respect to the Receivable Interest at any time, (i) the aggregate of the Purchase Prices paid by the Purchasers hereunder in respect of the Receivable Interest, minus (ii) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which are applied to reduce the Invested Amount in accordance with the terms and conditions of this Agreement; provided that the Invested Amount shall be restored (in accordance with Section 2.4) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.
Investment Limit: On any day, the excess, if any, of the Net Pool Balance on such day over the Required Reserve on such day.
Purchasers: Collectively, the Committed Purchasers and the Conduit Purchasers.
Joint Venture Contract: Any Contract under which any Person who is not an Originator is obligated (whether jointly, severally or separately) with an Originator to deliver goods or provide services to the Obligor of such Contract.
Lien: With respect to any Person and with respect to any asset means, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Performance Guarantor, the Master Servicer, the Seller, each Originator and any of their respective Subsidiaries shall be deemed to own subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement or other title retention agreement relating to such asset or any Capital Lease.
Liquidity: As of any date of determination, the sum of (a) Revolving Available Credit (as defined in the Credit Agreement) at such time plus (b) the aggregate amount of cash and Cash Equivalents (as defined in the Credit Agreement) held by ARAMARK and its Restricted Subsidiaries (as defined in the Credit Agreement) as of such time.
Liquidity Agreement: Each GTAF Liquidity Agreement as in effect from time to time and each Manhattan Liquidity Agreement as in effect from time to time.
Liquidity Bank: Each GTAF Liquidity Bank or Manhattan Liquidity Bank.
Liquidity Commitment: As to each Liquidity Bank, its commitment to the applicable Conduit Purchaser under the Liquidity Agreement to which it is a party.
Liquidity Funding: As to any Conduit Purchaser, the portion (if any) of its Purchaser Group’s Pro Rata Share of such Purchase funded by drawing from the Liquidity Bank(s) under its Liquidity Agreement rather than by issuing Commercial Paper.
Lock-Box: Each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.
Loss Reserve: For any Determination Period, the product (expressed as a percentage) of (i) 2.50, times (ii) the highest rolling three-Calculation Period average Default Ratio during the twelve (12) Calculation Periods ending on the Cut-Off Date immediately preceding the first day of such Determination Period, times (iii) the Default Horizon Ratio as of the Cut-Off Date immediately preceding the first day of such Determination Period.
Manhattan: As defined in the Preamble to this Agreement.
Manhattan Broken Funding Costs: For the portion of the Invested Amount funded by Manhattan which (i) is reduced without compliance by the Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by Manhattan to its Liquidity Bank(s) under its Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the Manhattan CP Costs or Yield (as applicable) that would have accrued during the remainder of the tranche periods for Commercial Paper determined by the Manhattan Purchaser Agent to relate to such portion of the Invested Amount (as applicable) including and subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of such portion of the Invested Amount if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the income, if any, actually received during the remainder of such period by the holder of such portion of the Invested Amount from investing the amount of such reduction. All Manhattan Broken Funding Costs shall be due and payable hereunder upon demand.
Manhattan CP Costs: For each day for Manhattan on which it holds any portion of the Invested Amount funded with its Commercial Paper, (i) discount or interest accrued on its Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial

Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase or financing facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Manhattan’s Broken Funding Costs related to the prepayment of any investment of Manhattan pursuant to the terms of any receivable purchase or financing facilities funded by Manhattan substantially with Pooled Commercial Paper. In addition to the foregoing costs, if the Seller shall request any Purchase during any period of time determined by Manhattan or the Manhattan Purchaser Agent in its sole discretion, to result in incrementally higher Manhattan CP Costs applicable to such Purchase, the principal associated with Manhattan’s Pro Rata Share of any such Purchase shall, during such period, be deemed to be funded by Manhattan in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional Manhattan CP Costs applicable only to such special pool and charged each day during such period against such principal.
Manhattan Liquidity Agreement: Any liquidity agreement now or hereafter in effect between Manhattan and the Manhattan Liquidity Bank(s) that pertains, in whole or in part, to Manhattan’s investments now or hereafter made in the Invested Amount.
Manhattan Liquidity Bank(s): SMBC and its successors and assigns from time to time party to a Manhattan Liquidity Agreement.
Manhattan Purchaser Agent: As defined in the preamble to this Agreement.
Manhattan Purchaser Agent Account: [**].

Manhattan Purchaser Group: Manhattan as a Conduit Purchaser, SMBC as a Committed Purchaser, and SMBC Nikko as Manhattan Purchaser Agent), together with its respective successors, assigns and participants in each such capacity.
Manhattan Purchaser Group Limit: On any date of determination, the amount set forth under the heading “Manhattan Purchaser Group Limit” in the table on Schedule D, as such amount may be reduced from time to time pursuant to Section 1.1(c).
Manhattan Purchaser Group Portion: At any time, the percentage equivalent of a fraction, the numerator of which is equal to the Purchaser Group Invested Amount with respect to the Manhattan Purchaser Group and the denominator of which is equal to the Invested Amount.
Master Servicer: At any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.
Master Servicer Review: As defined in Section 7.3(d).
Material Adverse Effect: A material adverse effect on (i) the financial condition or operations of the Master Servicer, the Performance Guarantor and each of their respective Subsidiaries taken as a whole, (ii) the financial condition or operations of the Seller, (iii) the ability of any Seller Party to perform its obligations under this Agreement or the Performance Guarantor to perform under the Performance Undertaking, (iv) the legality, validity or enforceability of this Agreement or any other Transaction

Document, (v) the Administrative Agent’s security interest, for the benefit of the Secured Parties, in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (vi) the collectability of the Receivables generally or of any material portion of the Receivables.
Material Financial Obligation: Indebtedness (other than the Loans defined in and provided for under the Credit Agreement), or obligations in respect of one or more Hedge Agreements (as defined in the Credit Agreement), of any one or more of Holdings and its Restricted Subsidiaries (as defined in the Credit Agreement) in an aggregate principal amount exceeding $100 million. For purposes of determining Material Financial Obligations, the “obligations” of Holdings of any Restricted Subsidiary (as defined in the Credit Agreement) in respect to any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
Measurement Event: Shall occur if (i) (a) the Consolidated Secured Debt Ratio (defined in, and calculated in accordance with, the Credit Agreement) as of the last day of any fiscal quarter exceeds the Maximum Consolidated Secured Debt Ratio set forth opposite such fiscal quarter in Exhibit XIII, or (b) the Excess Liquidity as of any date is less than $125 million, and (ii) any Agent determines in its sole discretion that ARAMARK has not cured, or is not capable of curing, within a reasonable time period the condition giving rise to the event in clause (i).
Monthly Report: A report, in substantially the form of Exhibit VII (appropriately completed), furnished by the Master Servicer to the Agents pursuant to Section 8.5.
Monthly Reporting Date: The 20th day of each calendar month (or if any such day is not a Business Day, the next succeeding Business Day thereafter).
Moody’s: Moody’s Investors Service, Inc.
Multiemployer Plan: At any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.
Net Pool Balance: At any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates (excluding any Obligor of a type described in the definition of “Federal Government Receivable”) exceeds the Obligor Concentration Limit for such Obligor, (ii) the amount by which the Outstanding Balance of all Eligible Receivables the Obligor of which is a type described in the definition of “Other Government Receivable” exceeds the Other Government Aggregate Concentration Limit, and (iii) the amount by which the Outstanding Balance of all Eligible Receivables that are Federal Government Receivables exceeds 1.5% of the aggregate Outstanding Balance of Eligible Receivables.
Net Required Reserve: For any day during any Determination Period, the sum of (i) the product of (A) the greater of (1) the sum of the Required Reserve Factor Floor and the Servicing Reserve during such Determination Period and the percentage equivalent of a fraction the numerator of which is the Tax Offset Reserve during such Determination Period and the denominator of which is the Net Pool Balance as of such day and (2) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the

Servicing Reserve during such Determination Period, and (B) the Net Pool Balance as of such day and (ii) the Contract Guarantee Reserve during such Determination Period.
Net Worth: As of the last Business Day of each Settlement Period, the excess, if any, of (i) the aggregate Outstanding Balance of the Receivables on such date, over (ii) the sum of (A) the Invested Amount at such time, plus (B) the aggregate outstanding principal balance of the Intercompany Note on such date (including any proposed increase in the outstanding principal amount thereof to be made on such date).
Non-Rated Obligor: An Obligor whose long-term unsecured Indebtedness is not rated by either S&P or Moody’s.
Obligor: A Person obligated to make payments pursuant to a Contract.
Obligor Concentration Limit: At any time, in relation to the aggregate Outstanding Balance of Eligible Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows: for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings as detailed below), the applicable concentration limit shall be determined according to the following table:

Long-Term Rating	Short-Term S&P Rating	Short-Term Moody’s Rating	Allowable % of Eligible Receivables
A+ or better/A1 or better	A-1+	P-1	[**]
N/A	A-1	P-1	[**]
BBB+ to A/Baa1 to A2	A-2	P-2	[**]
BBB- to BBB/Baa3 to Baa2	A-3	P-3	[**]
Below BBB-/Baa3 or Non-Rated Obligor	Below A-3 or Non-Rated Obligor	Below P-3 or Non-Rated Obligor	[**]

provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) no more than [**]% of the aggregate Outstanding Balance of Eligible Receivables may be owed by any single Obligor of Other Government Receivables unless such Obligor is a Top 5 Designated Obligor, (iv) up to [**]% of the aggregate Outstanding Balance of Eligible Receivables may be owed by any single Top 5 Designated Obligor and its Affiliates, (v) no more than [**]% of the aggregate Outstanding Balance of Eligible Receivables may be owed by the Top 5 Designated Obligors in the aggregate, and (vi) subject to an increase in the percentage set forth in clause (i)(A) of the definition of “Required Reserve,” upon the Seller’s request from time to time, the Agents may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by any of the Agents upon not less than five (5) Business Days’ written notice to the Seller Parties and the other Agent(s).

OFAC: The U.S. Department of the Treasury’s Office of Foreign Assets Control.
Originator: Each Person (i) who is an Eligible Originator and (ii) who is an “Originator” under the Receivables Sale Agreement (as such agreement may be modified from time to time) in its capacity as a seller of Receivables under the Receivables Sale Agreement.
Other Connection Taxes: With respect to any Indemnified Party, Taxes imposed as a result of a present or former connection between such Indemnified Party and the jurisdiction imposing such Tax (other than connections arising from such Indemnified Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or assigned any portion of the Receivable Interest.
Other Taxes: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
Other Government Aggregate Concentration Limit: At any time, solely in respect of Other Government Receivables, 25% of the aggregate Outstanding Balance of Eligible Receivables at such time; provided, however, if at any time (i) the Overdue Tax Obligations of the Performance Guarantor, ARAMARK, or any Originator, individually or in the aggregate, exceed $30,000,000 or (ii) the Overdue Tax Obligations of the Seller exceed $18,600, the Other Government Aggregate Concentration Limit shall be 5%.
Other Government Receivable: Any Receivable the Obligor of which is (i) a state, county or municipal government, any agency or department thereof or any other governmental entity other than an entity of a type described in the definition of “Federal Government Receivable” (including, by way of example, governments such as Clayton County and the Town of West Hartford), (ii) a jail or prison operated by a state, county or municipal government or any agency or department thereof (including, by way of example, Sebastian County Jail, Portsmouth City Jail, Madera County Department of Corrections and Jefferson County Corrections Department); or (iii) an elementary or secondary school supported by public funds and providing free education.
Outstanding Balance: Of any Receivable at any time means the then outstanding principal balance thereof (or with respect to any Unbilled Receivable, the amount that will be billed to the related Obligor when such Unbilled Receivable is billed), excluding all late payment charges, delinquency charges and extension or collection fees.
Overdue Tax Obligations: With respect to any Person, (i) tax obligations from any state, county or municipal governmental entity which have not been paid by the due date therefor and (ii) any notice, challenge, request, demand or other action by any state, county or municipal governmental entity asserting that any tax obligation has not been paid in full, regardless of whether such tax obligations are being diligently contested in good faith by appropriate proceedings or whether adequate reserves in accordance with GAAP have been set aside on its books.
Patriot Act: The USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
PBGC: The Pension Benefit Guaranty Corporation, and any successor thereto.

Performance Guarantor: ARAMARK.
Performance Undertaking: That certain Amended and Restated Performance Undertaking, dated as of March 30, 2007 by the Performance Guarantor in favor of the Seller as amended, restated or otherwise modified from time to time.
Permitted Unbilled Receivable: Any Unbilled Receivable arising under a Contract as to which the related Originator is currently billing the related Obligor at least as frequently as permitted under such Contract.
Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
Plan: At any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title I or IV of ERISA or subject to the minimum funding standards under Section 412 of the Tax Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five (5) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
Pooled Commercial Paper: All Commercial Paper issued by a Conduit Purchaser from time to time subject to any pooling arrangement by such Conduit Purchaser, but excluding short-term Commercial Paper issued by such Conduit Purchaser both for a tenor and in an amount specifically requested by any Person in connection with any receivables purchase facility effected by such Conduit Purchaser.
Post-Petition Receivable: Any Receivable with respect to the Obligor of which an Event of Bankruptcy has occurred prior to, and is continuing on, the date on which such Receivable originated.
Prime Rate: With respect to the Wells Purchaser Group, the Wells Prime Rate; with respect to the Rabobank Purchaser Group, the Rabobank Prime Rate; with respect to the Manhattan Purchaser Group, the SMBC Prime Rate; and with respect to the GTAF Purchaser Group, the TD Prime Rate.
Program Fee Rate: The Program Fee Rate referred to in the Fee Letter.
Proposed Reduction Date: As defined in Section 1.3.
Pro Rata Share: At any time with respect to a Purchaser Group, (i) with respect to any payment to be made to such Purchaser Group, the percentage equivalent of a fraction the numerator of which is equal to such Purchaser Group’s Purchaser Group Invested Amount at such time and the denominator of which is equal to the Invested Amount at such time and (ii) with respect to any Purchase to be made by such Purchaser Group, the percentage equivalent of a fraction, the numerator of which is equal to such Purchaser Group’s Purchase Group Limit and the denominator of which is equal to the Purchase Limit.
Purchase: An Incremental Purchase or a Reinvestment.
Purchase Availability Schedule: The schedule substantially in the form of page 3 of the Monthly Report, as it may be modified and amended by the Administrative Agent from time to time, most recently provided to the Seller pursuant to Section 8.5(b).

Purchase Date: Each Business Day on which a Purchase is made hereunder.
Purchase Limit: As of any date of determination, the amount set forth under the heading “Purchase Limit” in the table on Schedule D, as such amount may be reduced from time to time pursuant to Section 1.1(c).
Purchase Notice: As defined in Section 1.2.
Purchase Price: With respect to any Incremental Purchase, the amount paid to the Seller in connection therewith which shall not exceed the least of (i) the amount requested by the Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable Purchase Date and (iii) the excess, if any, of the Net Pool Balance (less the Required Reserve) over the Invested Amount determined as of the last day of the Fiscal Month covered by the most recent Monthly Report, taking into account such proposed Incremental Purchase.
Purchased Assets: All of the Seller’s right, title and interest, whether now owned and existing or hereafter arising in and to all of the Receivables, the Related Security, the Collections and all proceeds of the foregoing.
Purchaser: Each Committed Purchaser or Conduit Purchaser.
Purchaser Agent: The Wells Purchaser Agent, the GTAF Purchaser Agent, the Manhattan Purchaser Agent and/or the Rabobank Purchaser Agent, as the case may be.
Purchaser Agent Account: The Wells Purchaser Agent Account, the GTAF Purchaser Agent Account, the Manhattan Purchaser Account and the Rabobank Purchaser Agent Account.
Purchaser Group: The Wells Purchaser Group, the Manhattan Purchaser Group, the Rabobank Purchaser Group, or the GTAF Purchaser Group, as the case may be.
Purchaser Group Invested Amount: At any time, with respect to a Purchaser Group, the aggregate of the portions of the Invested Amount outstanding at such time that were funded by such Purchaser Group.
Purchaser Group Limit: The Wells Purchaser Group Limit, the Manhattan Purchaser Group Limit, the GTAF Purchaser Group Limit or the Rabobank Purchaser Group Limit, as the case may be.
Purchasers’ Portion: The sum of the Wells Purchaser Group Portion, the Rabobank Purchaser Group Portion, the GTAF Purchaser Group Portion and the Manhattan Purchaser Group Portion.
QFC: Has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Rabobank: Coӧperatieve Rabobank, U.A., a bank organized under the laws of The Netherlands.
Rabobank Alternate Base Rate: A rate per annum equal to the higher as of such day of (i) the Rabobank Prime Rate, or (ii) one-half of one percent (0.50%) above the Rabobank Federal Funds Rate. For purposes of determining the Rabobank Alternate Base Rate for any day, changes in the Rabobank Prime Rate or the Rabobank Federal Funds Rate shall be effective on the date of each such change.

Rabobank Federal Funds Rate: For any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (b) the Floor.
Rabobank Prime Rate: The rate of interest per annum published in The Wall Street Journal as the U.S. Dollar “prime rate” for such day, and if The Wall Street Journal does not publish such rate on such day, then such rate as most recently published prior to such day; provided that (a) in no event shall the Rabobank Prime Rate be less than zero, and (b) it is understood that such “prime rate” is not necessarily the lowest rate at which Rabobank calculates interest for commercial loans and receivables purchase facilities that make reference thereto.
Rabobank Purchaser Agent: Rabobank, as purchaser agent for itself, and its successors and assigns in such capacity.
Rabobank Purchaser Agent’s Account: Account no. [**].
Rabobank Purchaser Group: Rabobank and the Rabobank Purchaser Agent, together with their respective successors, assigns and Participants.
Rabobank Purchaser Group Limit: On any date of determination, the amount set forth under the heading “Rabobank Purchaser Group Limit” in the table on Schedule D, as such amount may be reduced from time to time pursuant to Section 1.1(c).
Rabobank Purchaser Group Portion: On any date of determination, the percentage equivalent of a fraction, the numerator of which is equal to the Purchaser Group Invested Amount with respect to the Rabobank Purchaser Group and the denominator of which is equal to the Invested Amount.
Receivable: All accounts and payment intangibles (as such terms are defined in the UCC as in effect in any applicable jurisdiction) arising or to arise in connection with the sale of goods or the rendering of services, at any time owned by the Seller or any Originator or in which the Seller or any Originator at any time has a security interest or other interest, including, without limitation, all indebtedness and other related obligations (including rights under the related Contracts) at any time owed to the Seller or any Originator or in which the Seller or any Originator at any time has a security interest or other interest, including, without limitation, any obligation to pay any Finance Charges with respect thereto, in any case whether billed or unbilled, whether or not earned by performance or for services rendered or to be rendered. Any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor, the related Originator or the Seller treats such indebtedness, rights or obligations as a separate payment obligation. Receivables shall not include any accounts or payment intangible the account debtor of which is, or indebtedness or other related obligations of, any Affiliate of the Seller or any Originator.
Receivable Interest: At any time, the undivided percentage ownership interest in favor of the Administrative Agent, as agent for the Secured Parties, (computed as set forth below) in (i) all Receivables at any time in which the Seller has any interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

IA + RRR
NPB

where:
IA    =     the Invested Amount.
NPB    =     the Net Pool Balance.
RRR    =     the Required Reserve.
Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Facility Termination Date, such undivided percentage ownership interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Facility Termination Date. The variable percentage represented by the Receivable Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Facility Termination Date shall remain constant at all times thereafter.
Receivables Sale Agreement: That certain Amended and Restated Receivables Sale Agreement, dated as of January 26, 2007 among the Originators and the Seller, as the same may be amended, restated or otherwise modified from time to time.
Records: With respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
Recourse Obligations: As defined in Section 2.1.
Reduction Amount: For any Reduction Month, the amount equal to the product of (a) the related Reduction Percentage for such Reduction Month and (b) the Investment Limit for the Calculation Period immediately preceding such Reduction Month (or such other amount as calculated in a manner proposed by all of the Purchasers and consented to by the Seller in writing).
Reduction Amount Payment: For any Reduction Amount Payment Date related to a Reduction Month, the decimal equivalent of a fraction, the numerator of which is the Reduction Amount for such Reduction Month and the denominator of which is 4.
Reduction Amount Payment Date: The days that are identified in a Purchase Availability Schedule as a “First Reduction Amount Payment Date,” “Second Reduction Amount Payment Date” or “Third Reduction Amount Payment Date” with respect to any Reduction Month which shall be the Settlement Date occurring in such Reduction Month.
Reduction Month: Any Fiscal Month identified in the Purchase Availability Schedule with respect to which, the corresponding Fiscal Month in the immediately preceding year, the Reduction Percentage was equal to or greater than 5%.
Reduction Notice: As defined in Section 1.3.

Reduction Percentage: For any Reduction Month, the percentage equivalent of a fraction, the numerator of which is the excess of (i) the Investment Limit as of the Cut-Off Date for the immediately preceding Calculation Period during the prior year (for example, if the Reduction Month is July 2023, the Investment Limit shall be as of the Cut-Off Date for June 2022) over (ii) an amount equal to the Net Pool Balance minus the Required Reserves as reported in the Monthly Report for the same month as such Reduction Month during the immediately preceding year (for example, if the Reduction Month is July 2023, the Net Pool Balance and Required Reserves shall be as of the Cut-Off Date for July 2022), and the denominator of which is the Investment Limit as of the Cut-Off Date for the immediately preceding month during the prior year (for example, if the Reduction Month is July 2023, the Investment Limit shall be as of the Cut-Off Date for June 2022).
Regulatory Change: As defined in Section 10.2.
Reinvestment: As defined in Section 2.2.
Related Security: The Performance Undertaking and with respect to any Receivable:
(i)    all of the Seller’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by an Originator gave rise to such Receivable, and all insurance contracts with respect thereto,
(ii)    all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(iii)    all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iv)    all service contracts and other contracts and agreements associated with such Receivable,
(v)    all Records related to such Receivable,
(vi)    all of the Seller’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable, and
(vii)    all proceeds of any of the foregoing.
Relevant Governmental Body: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
Required Capital Amount: As of any date of determination, an amount equal to the greater of (i) 3% of the Purchase Limit, and (ii) the product of (A) 1.5 times the product of the Default Ratio times the Loss Horizon Ratio, each as determined from the most recent Monthly Report, and (B) the Outstanding Balance of all Receivables as of such date, as determined from the most recent Monthly Report.

Required Notice Period: The number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period

up to 25% of the Purchase Limit	2 Business Days

25% and up to 50% of the Purchase Limit	5 Business Days

50% or more of the Purchase Limit	10 Business Days

Required Purchaser Agents: Purchaser Agents who represent Committed Purchasers with Commitments representing 66-2/3% or more of the aggregate amount of all Commitments.

Required Reduction Payment: For any Reduction Amount Payment Date, the least of (i) the Reduction Amount Payment for such Reduction Amount Payment Date, (ii) the amount of Collections received during the period beginning on the prior Reduction Amount Payment Date (or, with respect to the First Reduction Amount Payment Date for any Reduction Month, beginning on the immediately preceding Settlement Date) and ending on the day immediately preceding such Reduction Amount Payment Date and (iii) the Adjusted Reduction Amount Payment for such Reduction Amount Payment Date.
Required Reserve: For any day during a Determination Period, the sum of (i) the product of (A) the greater of (1) the sum of the Required Reserve Factor Floor and the Servicing Reserve during such Determination Period and the percentage equivalent of a fraction the numerator of which is the Tax Offset Reserve during such Determination Period and the denominator of which is the Net Pool Balance as of such day and (2) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve during such Determination Period, and (B) the Net Pool Balance as of such day, (ii) the Contract Guarantee Reserve during such Determination Period and (iii) the excess of the Deposit Reserve for such Determination Period over the Deposit Reserve Allowance for such day during such Determination Period.
Required Reserve Factor Floor: For any Determination Period, the sum of (i) 14.5% and (ii) the product of (A) the Adjusted Dilution Ratio as of the Cut-Off Date immediately preceding the first day of such Determination Period and (B) the Dilution Horizon Ratio as of the Cut-Off Date immediately preceding the first day of such Determination Period.
Restricted Junior Payment: (i) Any dividend or other distribution, direct or indirect, on account of any equity interest in the Seller now or hereafter outstanding, except a dividend or other distribution payable solely in equity interests in the Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity interest in the Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Intercompany Note (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests in the Seller now or hereafter outstanding and (v) any payment of management fees by the Seller (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).
Requirement of Law: As to any Person, (i) the articles or certificate of incorporation or formation, by-laws, limited liability company agreement or partnership agreement, as applicable, of such Person, and (ii) any common law, international, foreign, federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof, or any determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
Review: As defined in Section 7.1(d).
Sanctioned Country: At any time, a country or territory which is the subject or target of country-wide Sanctions.

Sanctioned Person: At any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, His Majesty’s Treasury, the European Union or Canada, (b) any Person operating, organized or resident in a Sanctioned Country or (c) to the knowledge of the Seller, any Person controlled by a Person described in (a) or (b) of this definition.

Sanctions: Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, His Majesty’s Treasury, Canada or the European Union.
S&P: S&P Global Ratings, Inc.
Scheduled Termination Date: July 17, 2026.
S.E.C.: The Securities and Exchange Commission and any successor thereto.
Second Reduction Amount Payment Date: With respect to any Reduction Month, the day that is identified in the related Purchase Availability Schedule as the “Second Reduction Amount Payment Date,” which shall be the fifth Business Day after the Settlement Date occurring in such Reduction Month.
Secured Parties: The Indemnified Parties.
Second Restatement Effective Date: As defined in the Preliminary Statements of this Agreement.
Securitisation Regulation:  Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017.
Seller: As defined in the preamble to this Agreement.
Seller Parties: As defined in the preamble to this Agreement.
Servicer Termination Event: As defined in Section 8.7.

Servicing Fee: At any time:
(i)    an amount equal to the product of (A) the Servicing Fee Rate and (B) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period and (C) 1/360; or
(ii)    on and after the Master Servicer’s reasonable request made at any time when no ARAMARK Affiliate is acting as the Master Servicer hereunder, an alternative amount specified by the successor Master Servicer not exceeding (A) 110% of such successor Master Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (B) the number of days in the current Calculation Period.
Servicing Fee Rate: 1%.
Servicing Reserve: For any Determination Period, the product (expressed as a percentage) of (i) the Servicing Fee Rate and (ii) a fraction, the numerator of which is the highest Days Sales Outstanding for the twelve (12) Calculation Periods ending on the Cut-Off Date immediately preceding the first day of such Determination Period (including the Calculation Period ending on such Cut-Off Date) and the denominator of which is 360.
Settlement Date: The second (2nd) Business Day after each Monthly Reporting Date.
Settlement Period: The period beginning on but excluding the last day of the immediately preceding Settlement Period to and including the last day of the immediately succeeding Fiscal Month; provided, however, that the last Settlement Period shall end on the date on which the Aggregate Commitment and the Aggregate Unpaids are both zero and the first Settlement Period began on January 1, 2007.
SMBC: As defined in the preamble to this Agreement.
SMBC Nikko: As defined in the preamble to this Agreement.
SMBC Alternate Base Rate: A rate per annum equal to the higher as of such day of (i) the SMBC Prime Rate with respect to the Manhattan Purchaser Group or (ii) one-half of one percent (0.50%) above the SMBC Federal Funds Rate. For purposes of determining the SMBC Alternate Base Rate for any day, changes in the SMBC Prime Rate with respect to the Manhattan Purchaser Group or the SMBC Federal Funds Rate shall be effective on the date of each such change.
SMBC Commitment Amount: At any time, an amount equal to the Commitment of SMBC.
SMBC Federal Funds Rate: With respect to the Manhattan Purchaser Group, means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (b) the Floor.
SMBC Prime Rate: The rate of interest announced, from time to time, within SMBC in New York, New York, as its “Prime Rate”, with the understanding that the “Prime Rate” is one of SMBC’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans and receivables purchase facilities that make reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as SMBC may designate (and, if any such announced rate is below the Floor, then the rate determined pursuant to this clause (b) shall be deemed to be the Floor).
SOFR: With respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
SOFR Administrator: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
Subservicer: As defined in Section 8.1(b).
Subsidiary: Of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
Tax Code: The Internal Revenue Code of 1986, as the same may be amended from time to time.
Tax Offset Reserve: (a) For any Determination Period in which no Tax Offset Trigger Event has occurred as of the last day of the fiscal quarter then most recently ended, $0, and (b) for any Determination Period in which a Tax Offset Trigger Event occurred as of the last day of the fiscal quarter then most recently ended, the product of (i) 20% and (ii) the aggregate Outstanding Balance of Eligible Receivables owed by Government Obligors as of the Cut-Off Date immediately preceding the first day of such Determination Period.
Tax Offset Trigger Event: Shall exist for a Determination Period if, as of the last day of the fiscal quarter then most recently ended: (a) the Consolidated Secured Debt Ratio (defined in, and calculated in accordance with, the Credit Agreement) is greater than 4.625 to 1.00, or (b) Liquidity is less than $250,000,000.
Taxes: All taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any taxing authority (whether foreign or domestic).
TD: As defined in the preamble to this Agreement.
TD Alternate Base Rate: A rate per annum equal to the higher as of such day of (i) the TD Prime Rate to the GTAF Purchaser Group or (ii) one-half of one percent (0.50%) above the TD Federal Funds Rate. For purposes of determining the TD Alternate Base Rate for any day, changes in the TD Prime Rate with respect to the GTAF Purchaser Group or the TD Federal Funds Rate shall be effective on the date of each such change.
TD Commitment Amount: At any time, an amount equal to the Commitment of TD.

TD Federal Funds Rate: With respect to the GTAF Purchaser Group, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (b) the Floor.
TD Prime Rate: The rate of interest announced, from time to time, within TD in the United States of America as its “Prime Rate”, with the understanding that the “Prime Rate” is one of TD’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans and receivables purchase facilities that make reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as TD may designate (and, if any such announced rate is below the Floor, then the rate determined pursuant to this clause (b) shall be deemed to be the Floor).
Term SOFR: Daily One Month Term SOFR.
Term SOFR Adjustment: A percentage equal to 0.10% per annum.
Term SOFR Administrator: The CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
Term SOFR Reference Rate: The forward-looking term rate based on SOFR administered by the Term SOFR Administrator.
Test Period: At any date of determination, (i) for purposes of determining actual compliance with Section 6.10 of the Credit Agreement, the most recently completed four consecutive fiscal quarters of ARAMARK ending on the date specified therein and (ii) for all other purposes, the most recently completed four consecutive fiscal quarters of ARAMARK ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01 of the Credit Agreement.
Third Reduction Amount Payment Date: For any Reduction Month, the day that is identified in the related Purchase Availability Schedule as the “Third Reduction Amount Payment Date,” which shall be the tenth Business Day after the Settlement Date occurring in such Reduction Month.
Top 5 Designated Obligors: For any Calculation Period, those Designated Obligors, together with any Obligors that are Affiliates thereof (considered as it they were one and the same Designated Obligor) with the five (5) largest aggregate Outstanding Balances of Receivables owing from such Designated Obligors and their respective Affiliates (considered as it they were one and the same Designated Obligor).
Transaction Documents: Collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, the Performance Undertaking, each Collection Account Agreement, the Fee Letter, each Intercompany Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.
UCC: The Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

Unadjusted Benchmark Replacement: The Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Unbilled Receivable: Any Receivable arising out of the sale of goods or the rendering of services by an Originator, but for which an invoice has not yet been sent to the applicable Obligor; provided, that such Obligor shall be billed with respect to such Receivable no later than ten (10) days after the Cut-Off Date of the Monthly Report in which the sale of such goods or the rendering of such services were reported; provided, further, that Unbilled Receivables that are not billed within ten (10) days after such Cut-Off Date shall not be Eligible Receivables.
Unfunded Liabilities: With respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
Unmatured Amortization Event: An event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.
U.S. Dollars or USD: Lawful currency of the United States of America.
U.S. Government Securities Business Day: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
Weighted Average Payment Term Adjuster: The ratio computed by dividing (a) the Calculated Weighted Average Payment Terms minus 30 by (b) 30.
Wells: As defined in the preamble to this Agreement.
Wells Alternate Base Rate: A rate per annum equal to the higher as of such day of (i) the Wells Prime Rate with respect to the Wells Purchaser Group or (ii) one-half of one percent (0.50%) above the Wells Federal Funds Rate. For purposes of determining the Wells Alternate Base Rate for any day, changes in the Wells Prime Rate with respect to the Wells Purchaser Group or the Wells Federal Funds Rate shall be effective on the date of each such change.
Wells Commitment Amount: At any time, an amount equal to the Commitment of Wells.
Wells Federal Funds Rate: For any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate and (b) the Floor.
Wells Prime Rate: The rate of interest announced, from time to time, within Wells at its principal office in San Francisco as its “Prime Rate”, with the understanding that the “Prime Rate” is one of Wells’ base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans and receivables purchase facilities making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells may designate (and, if any such announced rate is below the Floor, then the rate determined pursuant to this clause (b) shall be deemed to be the Floor).
Wells Purchaser Agent: As defined in the preamble to this Agreement.
Wells Purchaser Agent Account: [**].
Wells Purchaser Group: Wells (individually as a Committed Purchaser and as Wells Purchaser Agent), together with its respective successors, assigns and participants in each such capacity.
Wells Purchaser Group Limit: On any date of determination, the amount set forth under the heading “Wells Purchaser Group Limit” in the table on Schedule D, as such amount may be reduced from time to time pursuant to Section 1.1(c).
Wells Purchaser Group Portion: At any time, the percentage equivalent of a fraction, the numerator of which is equal to the Purchaser Group Invested Amount with respect to the Wells Purchaser Group and the denominator of which is equal to the Invested Amount.
Withdrawal Liability: As defined in Section 8.7(l).
Write-Down and Conversion Powers: With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Yield: For each day with respect to each Purchaser Group, an amount equal to product of its Purchaser Group Invested Amount multiplied by the applicable Yield Rate as of such date multiplied by 1/360.
Yield Rate: As of any date with respect to each of the Committed Purchasers and any portion of the Receivable Interest funded by it, whether as a direct funding by Wells or Rabobank or as a Liquidity Funding or Alternate Funding by SMBC or TD, Adjusted Daily One Month Term SOFR for such day or, solely as provided in Section 4.3 or Section 4.4, the applicable Purchaser Group’s Alternate Base Rate or the Default Rate, as applicable.
Yield Reserve: For any Determination Period, the product (expressed as a percentage) of (i) 1.5 and (ii) the greatest of the TD Alternate Base Rate, the Wells Alternate Base Rate and the Rabobank Alternate Base Rate as of the Cut-Off Date immediately preceding the first day of such Determination Period and (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the twelve (12) Calculation Periods ending on the Cut-Off Date immediately preceding the first day of such Determination Period (including the Calculation Period ending on such Cut-Off Date) and the denominator of which is 360.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT XIII
MAXIMUM CONSOLIDATED SECURED DEBT RATIO

First Quarter Ending	Maximum Consolidated Secured Debt Ratio[1]
March 31, 2017 and each quarter ending thereafter	5.125 to 1

1 Determined as of the last day of each fiscal quarter of ARAMARK Services, Inc.